Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BADLANDS ENERGY, LLC,

THE SOLE MEMBER OF BADLANDS ENERGY, LLC,

ROUGH RIDER ACQUISITION, LLC

and

HECKMANN CORPORATION

Dated as of September 3, 2012

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5.06	Investment Representation	30
5.07	Validity of Shares; Listing	30
5.08	Solvency	30
5.09	Listing and Maintenance Requirements	30
5.10	Subsidiaries	30
5.11	Capitalization	30
5.12	Parent Financial Statements	31
5.13	Absence of Certain Developments	31
5.14	Properties	32
5.15	Tax Matters	33
5.16	Reorganization Representations	34
5.17	Contracts and Commitments	35
5.18	Intellectual Property	35
5.19	Employee Benefit Plans	36
5.20	Insurance	37
5.21	Compliance with Laws	37
5.22	Environmental Matters	37
5.23	Employment and Labor Matters	38
5.24	Licenses, Permits and Approvals	39
5.25	SEC Reports	39
5.26	Material Customers	40
5.27	Undisclosed Liabilities	40
5.28	Ownership of Buyer; No Prior Activities	40
5.29	Financing	40
5.30	No Other Representations and Warranties	40
5.31	Disclosure	41

ARTICLE 6 COMPANY AND SELLER COVENANTS		41
6.01	Conduct of the Business	41
6.02	Access	41
6.03	Regulatory Filings	42
6.04	Conditions	42
6.05	Exclusive Dealing	42
6.06	Updated Disclosures; Interim Financial Statements	43
6.07	Financing Process Assistance	43
6.08	Non-Competition; Non-Solicitation	45

ARTICLE 7 COVENANTS OF PARENT AND BUYER		46
7.01	Conduct of the Business	46
7.02	Access	46
7.03	Conditions	46
7.04	Regulatory Filings	46
7.05	Contact with Business Relations	47
7.06	Proxy Statement and Special Meeting	47
7.07	Seller and Company Expenses	48
7.08	Appointment to the Board of Directors	48
7.09	Exclusive Dealing	48
7.10	Updated Disclosures	50
7.11	Financing	50
7.12	Release of Guarantees	50
7.13	Seller Tax Reimbursement	50

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ARTICLE 8 TERMINATION		51
8.01	Termination	51
8.02	Effect of Termination	51

ARTICLE 9 ADDITIONAL COVENANTS AND AGREEMENTS		52
9.01	Survival	52
9.02	Indemnification of Buyer	53
9.03	Indemnification of Seller	53
9.04	Escrow	54
9.05	Procedures Relating to Indemnification	54
9.06	Mitigation	55
9.07	Determination of Loss Amount	56
9.08	Tax Benefits	56
9.09	Exclusive Remedy	56
9.10	Tax Matters	57
9.11	Further Assurances	62

ARTICLE 10 DEFINITIONS		62
10.01	Definitions	62
10.02	Other Definitional Provisions	75

ARTICLE 11 MISCELLANEOUS		75
11.01	Press Releases and Communications	75
11.02	Expenses	76
11.03	Notices	76
11.04	Assignment	77
11.05	Severability	77
11.06	No Strict Construction; Disclosure Schedules	77
11.07	Amendment and Waiver	78
11.08	Complete Agreement	78
11.09	Counterparts	78
11.10	Governing Law	78
11.11	Consent to Jurisdiction and Service of Process	78
11.12	Waiver of Jury Trial	78
11.13	No Third-Party Beneficiaries	79
11.14	Conflict Between Transaction Documents	79
11.15	Release	79

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Exhibits

Exhibit A	Stockholders’ Agreement
Exhibit B	Voting Agreement
Exhibit C	Certificate of Merger
Exhibit D	Articles of Merger
Exhibit E	Escrow Agreement
Exhibit F	Seller Employment Agreement

Schedules

Schedule I	List of Stockholders Entering into the Voting Agreement

Schedule 2.01(f)(xi)	Company Indebtedness
Schedule 2.01(f)(xii)	Consents
Schedule 10.01	Permitted Liens

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September     , 2012, by and among Rough Rider Acquisition, LLC, a Delaware limited liability company (“Buyer”), Heckmann Corporation, a Delaware corporation (“Parent”), Badlands Energy, LLC, a North Dakota limited liability company (the “Company”), and Mark D. Johnsrud, an individual residing in the state of North Dakota and the sole member of the Company (“Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 10 below.

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company, which as of the date hereof consists of (and as of the Closing shall consist of) One (1) membership unit (the “Company Unit”);

WHEREAS, effective for a date prior to the Closing Date, the Company, pursuant to Treasury Regulations under Section 7701 of the Code, elected to be treated as a corporation for U.S. federal income tax purposes and, at the same time, the Company made an election pursuant to Section 1362(a) of the Code to be treated as an S corporation within the meaning of Section 1361 of the Code;

WHEREAS, Buyer is a wholly owned subsidiary of Parent and treated as a disregarded entity for U.S. federal tax purposes pursuant to Treasury Regulations under Section 7701;

WHEREAS, upon the terms and subject to the conditions set forth herein, each of the Parties desires to merge the Company with and into Buyer in a reorganization pursuant to Section 368(a)(1)(A) of the Code, whereby Seller shall be entitled to receive a combination of shares of Parent Common Stock and cash in exchange for the Company Unit (the “Merger”);

WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, Seller and Parent shall enter into a Stockholders’ Agreement in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the stockholders identified on Schedule I hereto, will execute and deliver to Seller and the Company a voting agreement in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such stockholders shall agree to vote the shares of Parent Common Stock that he beneficially owns to approve the issuance of the Stock Consideration (defined below) to Seller pursuant to the terms of this Agreement; and

WHEREAS, Seller and the board of directors of the Company, on the one hand, and the board of directors of Parent, on the other hand, have determined (i) that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of the Company and Parent, respectively, as the case may be, and in the best long-term interests of the holder of the Company Unit and stockholders of Parent, as the case may be; and (ii) that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, the respective business strategies of the Parties.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 Merger and Effect of Merger.

(a) In connection with the Merger, each of the Company and Seller has approved, by resolutions duly adopted, the provisions of this Agreement as their “Plan of Merger” within the meaning of Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 10-32-101 of the North Dakota Limited Liability Company Act (the “NDLLCA”). Subject to the provisions of this Agreement, the Certificate of Merger as required by Section 18-209 of the DLLCA and in the form attached hereto as Exhibit C (the “Certificate of Merger”) and the Articles of Merger as required by Section 10-32-103 of the NDLLCA and in the form attached hereto as Exhibit D (the “Articles of Merger”) shall each be duly prepared, executed and acknowledged by the Company, Buyer and such other parties as may be appropriate, and thereafter the Certificate of Merger shall be executed and delivered to the Secretary of State of the State of Delaware (the “Delaware Department”), as provided in Section 18-209 of the DLLCA, and the Articles of Merger shall be executed and delivered to the Secretary of State of the State of North Dakota (the “North Dakota Department”), as provided in Section 10-32-103 of the NDLLCA, for filing as soon as practicable on or after the date on which the Closing occurs. The Merger shall become effective on the later of (i) the date and at the time of the acceptance of the Certificate of Merger by the Delaware Department and (ii) the date and at the time of the acceptance of the Articles of Merger by the North Dakota Department; or at such time thereafter as the Parties may otherwise agree (the “Effective Time”).

(b) At the Effective Time, the separate corporate existence of the Company shall cease, the Company shall be merged with and into Buyer and Buyer, as the surviving company in the Merger, shall continue its corporate existence under the laws of the State of Delaware (the “Surviving Company”) under a name to be determined by the Parties prior to the Closing. At and after the Effective Time, the Merger will have the effects set forth in Section 18-209 of the DLLCA and Section 10-32-106 of the NDLLCA. The Merger is intended by the Parties to qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code. The Company, Parent, and Buyer will each be a party to the plan of reorganization within the meaning of Section 368(b) of the Code and each hereby adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations.

(c) The Certificate of Formation and Operating Agreement of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation and Operating Agreement of the Surviving Company immediately after the Effective Time and shall thereafter continue to be its Certificate of Formation and Operating Agreement until amended as provided therein and under the DLLCA.

(d) The officers of Buyer holding office immediately prior to the Effective Time shall be the officers of Buyer as the Surviving Company immediately after the Effective Time. The officers of Buyer immediately prior to the Effective Time shall be the officers of Buyer as the Surviving Company immediately after the Effective Time.

1.02 Closing and Final Consideration.

(a) Merger Consideration. Each Company Unit issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Seller, be converted into the right to receive the Stock Consideration and the Closing Cash Consideration (defined below) (and together with any final adjustment pursuant to Section 1.02(f) below, the “Merger Consideration”), deliverable to or on behalf of Seller at the Closing, as set forth below.

(b) Closing Consideration. For purposes of this Agreement, “Closing Consideration” means an amount equal to:

(i) Ninety-five million (95,000,000) shares of Parent Common Stock (the “Stock Consideration”) minus the Escrow Shares, payable as set forth in Section 1.02(c) below;

(ii) plus the sum of One Hundred Twenty-Five Million Dollars ($125,000,000), in cash;

(iii) minus the amount of Estimated Unpaid Company Transaction Expenses unpaid as of the Closing (payable by Buyer pursuant to Section 1.02(c) below);

(iv) plus (minus) the positive (or negative) value of the difference, if any, between the Estimated Net Working Capital and Net Working Capital Target; and

(v) plus (minus) the positive (or negative) value of the difference, if any, between the Company Indebtedness and Company Indebtedness Target (such sum, the “Closing Cash Consideration”).

(c) Payment of Closing Consideration, Escrow Shares, Company Indebtedness and Transaction Expenses. On the Closing Date, Buyer shall make the following payments and deliveries:

(i) Buyer shall deliver to Seller an amount in cash equal to the Closing Cash Consideration by wire transfer of immediately available funds to an account specified by Seller to Buyer at least two (2) Business Days prior to Closing;

(ii) Buyer shall issue to Seller the Stock Consideration (minus the Escrow Shares), which Stock Consideration shall be issued under a valid private placement pursuant to Section 4(2) promulgated under the Securities Act;

(iii) Buyer shall contribute on behalf of Seller the Escrow Shares to the Escrow Agent to hold subject to the terms of the Escrow Agreement, in the form attached hereto as Exhibit E (the “Escrow Agreement”), which Escrow Shares shall be issued under a valid private placement pursuant to Section 4(2) promulgated under the Securities Act;

(iv) Buyer shall, in its sole discretion, (A) assume in all respects, or (B) pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the amounts of Company Indebtedness indicated on Schedule 2.01(f)(xi), such payment to be made as determined in the payoff letters delivered pursuant to Section 2.01(f)(xi) by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters; and

(v) Buyer shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the Estimated Unpaid Company Transaction Expenses, which shall be specified by the Company on the Closing Certificate no later than two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds to the Persons or bank accounts specified on the Closing Certificate.

(d) Estimated Net Working Capital and Net Working Capital Target. Between the date hereof and the Closing Date, the Company shall keep Buyer reasonably informed regarding its preparation of the calculation of Estimated Net Working Capital and Net Working Capital Target pursuant to this Section 1.02(d), and shall consider in good faith any comments made by Buyer with respect thereto.

(e) Closing Certificate. Within five (5) Business Days, but in no event less than three (3) Business Days, prior to the Closing Date, the Company shall deliver to Buyer and Parent a certificate, in form and substance reasonably satisfactory to Buyer (the “Closing Certificate”) setting forth: (A) the Net Working Capital Target, (B) the Company Indebtedness and (C) the Company’s reasonable good faith estimate as of the Closing Date of (i) the Company Transaction Expenses that remain unpaid (the “Estimated Unpaid Company Transaction Expenses”), and (ii) the Estimated Net Working Capital, together with a schedule setting forth the Company’s calculation of the Estimated Net Working Capital and Net Working Capital Target.

(f) Post-Closing Adjustments.

(i) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer, at its sole expense, will deliver to Seller: (A) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”) and (B) schedules setting forth (i) a calculation of Net Working Capital as of the Closing Date in the same manner as the calculation of the Estimated Net Working Capital and the amount, if any, by which the Net Working Capital is less than or greater than the Estimated Net Working Capital, (ii) a calculation of Company Indebtedness and the amount, if any, by which the Company Indebtedness is less than or is greater than the Company Indebtedness Target, and (iii) a calculation of the Company Transaction Expenses that remained unpaid as of the Closing (the “Unpaid Company Transaction Expenses”) and the amount, if any, by which the Unpaid Company Transaction Expenses are less than or greater than the Estimated Unpaid Company Transaction Expenses, in each case duly certified by Buyer as setting forth Buyer’s good faith determination of the information set forth therein, and together, in each case, with reasonable supporting documentation (together, the “Closing Statement”). The Closing Statement shall be prepared in a manner consistent with the definition of the term “Net Working Capital” set forth in this Agreement and under GAAP, as applicable, and except as otherwise provided in this Agreement, applied on a basis consistent with that employed in the preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011. The Closing Statement shall disregard: (x) any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby; and (y) any of the plans, transactions or changes which Buyer intends to initiate or make, or cause to be initiated or made, after the Closing with respect to the Company and its Subsidiaries or their respective businesses or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities.

(ii) Buyer, the Surviving Company and its Subsidiaries shall grant Seller and his authorized representatives reasonable access to all such papers and documents and all such personnel as it or its representatives may reasonably request, and Seller shall have up to sixty (60) days after receiving the Closing Statement to review the Closing Statement (the “Review Period”); provided that, in the event Buyer, the Surviving Company or its Subsidiaries do not provide, in all material respects, any papers or documents or access to personnel reasonably requested by Seller or any of his authorized representatives within five (5) Business Days of request therefor (or such shorter period as may remain in the Review Period), the Review Period shall be extended by five (5) Business Days plus one (1) Business Day for each additional day required for Buyer, the Company or its Subsidiaries to so respond to such request.

(iii) To the extent that Seller confirms his acceptance of the Closing Statement within the Review Period or has not objected in writing to the calculation of Net Working Capital, Company Indebtedness and/or Unpaid Company Transaction Expenses on the Closing Statement prior to the end of the Review Period, the Closing Statement and the calculations of Net Working Capital, Company Indebtedness and Unpaid Company Transaction Expenses thereon as prepared by Buyer shall be final, binding and non-appealable by the Parties hereto.

(iv) If Seller has any objections to the Closing Statement, Seller shall deliver to Buyer a statement (an “Objections Statement”) describing in reasonable detail those items and amounts to which Seller objects (the “Disputed Items”) prior to the end of the Review Period. Seller and Buyer shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer, Seller and Buyer shall submit any unresolved Disputed Items to PricewaterhouseCoopers LLP; provided that, if PricewaterhouseCoopers LLP is unable or unwilling to serve in such capacity, Seller and Buyer shall submit any unresolved Disputed Items to an alternative mutually agreed upon independent accounting or valuation firm of national reputation (PricewaterhouseCoopers LLP, or such alternative firm, the “Firm”). Each party may furnish to the Firm such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. Seller and Buyer shall use their respective commercially reasonable efforts to cause the Firm to resolve such unresolved Disputed Items and notify them in writing of such resolution as soon as practicable, but in any event within thirty (30) days after the date on which the Firm is first retained. In resolving any disputed item, the Firm shall resolve each item of disagreement based solely on the supporting material provided by Buyer and Seller and not pursuant to an independent review, and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case presented to the Firm. The decision of the Firm regarding each of the Disputed Items shall be final, binding and non-appealable by the Parties hereto. Each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Firm. The fees and expenses of the Firm shall be borne on a proportionate basis by Buyer and Seller based on the inverse proportion of the respective percentages of the dollar value of Disputed Items determined in favor of Buyer and Seller, respectively. Seller, on the one hand, and Buyer, the Surviving Company, and its Subsidiaries, on the other hand shall, cooperate fully with the Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Firm, all with the intent to fairly and in good faith resolve all Disputed Items as promptly as reasonably practicable. Once all Disputed Items are resolved, the calculation of the Net Working Capital, Company Indebtedness and/or Unpaid Company Transaction Expenses on the Closing Statement, as the case may be, shall be adjusted, as appropriate, to reflect (A) any resolution of Disputed Items as agreed between Buyer and Seller; and/or (B) any determination of Disputed Items by the Firm, and the Closing Statement and the calculation of the Net Working Capital, Company Indebtedness and/or Unpaid Company Transaction Expenses thereon, as the case may be (in each case, as so adjusted) shall be final, binding and non-appealable by the Parties hereto.

(v) Within ten (10) Business Days after the final determination of the Net Working Capital, Company Indebtedness and Unpaid Company Transaction Expenses and the Closing Statement or the failure of Seller to timely file an Objections Statement pursuant to the provisions of this Section 1.02(f), (i) the Net Increase in the Closing Cash Consideration, if any,

shall be paid by Parent to Seller by wire transfer of immediately available funds or (ii) if there is a Net Decrease in the Closing Cash Consideration, the amount of such Net Decrease in the Closing Cash Consideration shall be paid by Seller to Parent by wire transfer of immediately available funds.

(vi) All payments required pursuant to this Section 1.02(f) shall be deemed to be adjustments, for Tax purposes, to the aggregate Merger Consideration paid by Buyer for the Company Unit purchased by it pursuant to this Agreement.

(vii) Notwithstanding anything to the contrary set forth herein, the Parties hereby agree that any amounts collected after the Closing Date with respect to accounts receivable on the Closing Date Balance Sheet that are aged ninety (90) days or more from date of invoice shall be delivered to Seller by wire transfer in immediately available funds to an account designated by Seller.

1.03 The Closing. The closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, located at 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, on the third (3rd) Business Day following satisfaction or waiver of all of the closing conditions set forth in ARTICLE 2 hereof (other than those which by their nature are to be satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.” The Closing shall be deemed to occur at, and the calculation of all Closing amounts to be made hereunder (including the Net Working Capital) shall be made as of, 12:01 a.m. Eastern Standard Time on the Closing Date.

ARTICLE 2

CONDITIONS PRECEDENT TO CLOSING

2.01 Conditions to Buyer’s and Parent’s Obligations. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Parent in its sole discretion):

(a) The representations and warranties set forth in ARTICLE 3 and ARTICLE 4 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for such representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects when made and as of the Closing (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates).

(b) The Company and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect preventing the consummation of the transactions contemplated by this Agreement and there shall not be pending any action or proceeding initiated or brought by any Governmental Body seeking to enjoin, restrain, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(e) The Parent Stockholder Approval shall have been duly obtained, and the Parent Common Stock to be issued as Stock Consideration shall have been approved for listing on NYSE, subject only to official notice of issuance.

(f) The Company or Seller (as applicable) shall have delivered to Buyer and Parent each of the following:

(i) a certificate executed by Seller and an officer of the Company, dated the Closing Date, stating that the preconditions specified in Section 2.01(a) and Section 2.01(b) as they relate to Seller and the Company have been satisfied;

(ii) evidence of the expiration or termination described in Section 2.01(d);

(iii) a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iv) a copy of the Stockholders’ Agreement, duly executed by Seller;

(v) a copy of the employment agreement, duly executed by Seller, for Seller’s employment with Parent, commencing on the Closing Date, in the form attached hereto as Exhibit G (the “Seller Employment Agreement”);

(vi) duly executed resignations of each of the officers and directors of the Company and its Subsidiaries effective as of the Closing Date;

(vii) the Closing Certificate, in form and substance reasonably satisfactory to Buyer and Parent;

(viii) (A) the certificate of formation of the Company and each of its Subsidiaries each as certified by the North Dakota Department; and (B) a certificate of good standing of the Company and each of its Subsidiaries from the North Dakota Department, and each other state in which the Company and its Subsidiaries are qualified to do business as set forth on Schedules 4.01 and 4.02, in each case dated within five (5) Business Days of the Closing Date;

(ix) a certificate of the Secretary of the Company given on behalf of the Company, and not in an individual capacity, certifying as to: (i) the Organizational Documents of the Company, (ii) resolutions duly adopted by the board of managers of the Company authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby, as applicable, by the Company and the performance by the Company of the transactions contemplated hereby and thereby, and the consummation of all transactions contemplated hereby and thereby; and (iii) incumbency and signatures of the officers of the Company;

(x) a certificate of Seller certifying pursuant to Treasury Regulations Section 1.1445-2(b)(2), that Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code (such certificate, a “FIRPTA Certificate”). Notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from Seller, Buyer shall be entitled to proceed with the Closing and withhold from the Closing Cash Consideration (and any adjustment thereto) otherwise payable to Seller, the appropriate amounts required to be withheld pursuant to Section 1445 of the Code;

(xi) payoff letters, in forms reasonably satisfactory to Buyer and Parent setting forth the payoff amounts as of the Closing Date for the Company Indebtedness set forth on Schedule 2.01(f)(xi) designated by Buyer and Parent in writing to the Company (which shall be designated as soon as reasonably practicable from the date hereof, but in any event, within such period of time prior to the Closing Date as required under the underlying agreements related to such Company Indebtedness), to be paid in full by the Closing Date, and indicating that upon payment of a specified amount (subject to per diem increase, if applicable), the holder of such Company Indebtedness shall release its Liens and other security interests in the assets, properties and securities of the Company and its Subsidiaries securing such Indebtedness, and agree to execute or authorize the execution of Uniform Commercial Code termination statements and other release documents necessary to release of record such Liens and other security interests; and

(xii) The consents set forth on Schedule 2.01(f)(xii).

(g) No change, effect, event, occurrence, state of facts or development shall have occurred since the date hereof that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.02 Conditions to Seller’s and the Company’s Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any one or more of which may be waived in writing at the option of Seller in its sole discretion):

(a) The representations and warranties set forth in ARTICLE 5 hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) shall be true and correct at and as of the Closing Date in all material respects when made and at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for such representations and warranties that are qualified by terms such as “material” or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects when made and as of the Closing (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates).

(b) Buyer and Parent shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) No statute, rule, regulation, ruling, order, consent, judgment or injunction shall be in effect preventing the consummation of the transactions contemplated by this Agreement and there shall not be pending any action or proceeding initiated or brought by any Governmental Body seeking to enjoin, restrain, prohibit or otherwise prevent the consummation of the transactions contemplated by this Agreement.

(d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(e) The Parent Stockholder Approval shall have been duly obtained, and the Parent Common Stock to be issued as Stock Consideration shall have been approved for listing on the NYSE, subject only to official notice of issuance, at or prior to the Effective Time.

(f) Buyer shall, concurrently with the Closing, make the payments and deliveries set forth in Section 1.02(c) to be made by it on the Closing Date.

(g) Seller shall have been appointed to serve on the Parent Board as a Class II director effective as of the Closing Date.

(h) No change, effect, event, occurrence, state of facts or development shall have occurred since the date hereof that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, on Parent and its Subsidiaries taken as a whole.

(i) Buyer and Parent shall have delivered to the Company each of the following:

(i) certificates representing the Stock Consideration;

(ii) a certificate executed by an officer of each of Buyer and Parent, dated the Closing Date, stating that the preconditions specified in Section 2.02(a) and Section 2.02(b) as they relate to Buyer and Parent have been satisfied;

(iii) evidence of the expiration or termination described in Section 2.02(d);

(iv) a copy of the Escrow Agreement, duly executed by Buyer, Parent and the Escrow Agent;

(v) a copy of the Stockholders’ Agreement, duly executed by Parent and the other management stockholders that are Parties thereto;

(vi) a copy of the Seller Employment Agreement, duly executed by Parent;

(vii) (A) the certificate of formation of Buyer as certified by the Delaware Department; and (B) a certificate of good standing of Buyer from the Delaware Department, in each case dated within three (3) Business Days prior to the Closing Date;

(viii) (A) the certificate of incorporation of Parent as certified by the Delaware Department; and (B) a certificate of good standing of Parent from the Delaware Department, in each case dated within three (3) Business Days prior to the Closing Date;

(ix) with respect to any Company Indebtedness to be assumed by Parent on the Closing Date, evidence in form and substance reasonably satisfactory to Seller of the assignment of such Company Indebtedness to Parent, together with fully-executed and effective copies of all consents, amendments, instruments, documents and other agreements required by each holder of any such Company Indebtedness in connection with such assignment, or evidence, in form and substance satisfactory to Company that no consent to assignment by the holder of such Company Indebtedness is required;

(x) with respect to all Company Indebtedness, evidence in form and substance satisfactory to Seller that all personal guarantees of Seller relating to the Company Indebtedness have been extinguished as of the Effective Time, and that Seller will have no further personal obligation or liability for any Company Indebtedness;

(xi) a certificate of the Secretary of Buyer and Parent given on behalf of Buyer and Parent, and not in an individual capacity, certifying as to: (i) the operating agreement or bylaws of Buyer and Parent, as applicable; (ii) resolutions duly adopted by the member, manager or board of directors of Buyer and Parent, as applicable, authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby, as applicable, and the performance by Buyer and Parent of the transactions contemplated hereby and thereby; (iii) incumbency and signatures of the officers of Buyer and Parent; and (iv) the Parent Stockholder Approval obtained by Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Parent as follows:

3.01 Competence; Valid and Binding Agreement. Seller is competent to execute, deliver and perform this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.02 No Breach. Except as set forth on Schedule 3.02, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon the Company Unit or any other material assets of Seller pursuant to, or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other Governmental Body or other third party under: (i) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound; or (ii) any Law, statute, rule or regulation, order, judgment or decree to which Seller is subject (except for the applicable requirements of the HSR Act and the Communications Act).

3.03 Ownership. Schedule 3.03 sets forth the record owner the Company Unit, which constitutes all of the issued and outstanding equity securities of the Company.

3.04 Brokerage. Except as described on Schedule 3.04 and as will be satisfied in full as of the Closing by payment of the Estimated Unpaid Company Transaction Expenses, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

3.05 Securities Matters.

(a) Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Seller understands that the shares of Parent Common Stock constituting Stock Consideration issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that Parent is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of Seller set forth in this Section 3.05 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Stock Consideration to be acquired, or that may be acquired, hereunder.

(b) Seller and its advisors have had access, through EDGAR, to copies of each report, registration statement and definitive proxy statement filed by Parent with the SEC and has been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent and the transactions contemplated hereby. Seller understands that its investment in the shares of Parent Common Stock being issued, or issuable, hereunder involves a high degree of risk. Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of shares of Parent Common Stock that may be acquired hereunder. Seller understands that no United States federal or state agency or any other Governmental Body has passed on or made any recommendation or endorsement of the shares of Parent Common Stock issuable hereunder, or the fairness or suitability of the investment in Parent Common Stock, nor have such authorities passed upon or endorsed the merits of the offering of Parent Common Stock contemplated hereby.

(c) Seller does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the shares of Parent Common Stock that may be received hereunder in a transaction that would violate the Securities Act or any state securities Laws.

(d) Seller understands that the shares of Parent Common Stock to be issued hereunder have not, as of the date hereof, been registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless and until (i) subsequently registered thereunder (including pursuant to the Stockholders’ Agreement); or (ii) pursuant to an exemption from such registration, including pursuant to Rule 144 (or a successor rule thereto).

(e) Seller further understands and acknowledges that the Escrow Shares issued to it at Closing pursuant to Section 1.02 will be placed into the Escrow Account pursuant to the terms and conditions herein and in the Escrow Agreement and that, except as expressly provided for herein or in the Escrow Agreement, Seller may not sell, assign or transfer the Escrow Shares during the term of the Escrow Agreement.

(f) Seller understands that the certificates or other instruments representing the shares of Parent Common Stock issuable hereunder will bear a restrictive legend as set forth below and that a stop-transfer order may be placed against transfer of such shares of Parent Common Stock; provided that any such legend (other than the legend related to the Escrow Shares, which shall remain subject to the restrictions in Section 3.05(e)) shall be removed and Parent shall issue a certificate or shares in book-entry form without legend to the holder of the shares of Parent Common Stock at Parent’s cost and expense, at such time as (i) such shares of Parent Common Stock are registered pursuant to an effective registration statement under the Securities Act, including, but not limited to, registration pursuant to the Stockholders’ Agreement; or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of such shares of Parent Common Stock may be made without registration under the applicable requirements of the Securities Act and state Law, including pursuant to Rule 144.

(g) Seller understands that, except as provided in Section 3.05(f), all certificates or other instruments representing the shares of Parent Common Stock issuable hereunder as Stock Consideration shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO HECKMANN CORPORATION.

In addition to the restrictive legend above, all certificates or other instruments representing Escrow Shares shall also bear the following restrictive legend:

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT AND PLAN OF MERGER BY AND AMONG BADLANDS ENERGY, LLC, THE SOLE MEMBER OF BADLANDS ENERGY, LLC, ROUGH RIDER ACQUISITION, LLC AND HECKMANN CORPORATION, DATED SEPTEMBER     , 2012. THE CERTIFICATES REPRESENTING THESE SECURITIES HAVE BEEN DEPOSITED WITH AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS ESCROW AGENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE SECRETARY OF HECKMANN CORPORATION.

3.06 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 3, Buyer and Parent acknowledge that neither Seller nor any other Person has made any representation or warranty (whether express or implied) on behalf of Seller or any of his employees, agents or representatives in connection with this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, Parent or their respective employees, agents or representatives of any materials, documentation or other information during the course of due diligence or the negotiation process.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in any disclosure schedule delivered by the Company and Seller to Buyer and Parent pursuant to this Agreement, the Company and Seller each hereby jointly and severally represent and warrant to Buyer and Parent, as follows:

4.01 Organization and Corporate Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Dakota, and the Company has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. Schedule 4.01 lists every jurisdiction in which the Company is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has made available to Parent copies of the Organizational Documents of the Company and its Subsidiaries, and such copies are true and complete. Schedule 4.01 sets forth a correct and complete list of the officers and directors of each of the Company and its Subsidiaries.

4.02 Subsidiaries. The Subsidiaries of the Company and their ownership structure is set forth on Schedule 4.02. Neither the Company nor its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule 4.02 lists every jurisdiction in which each of the Company’s Subsidiaries is qualified to do business, and such jurisdictions represent every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Company’s Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect. Except as set forth in Schedule 4.02, all of the membership interests of each of the Company’s Subsidiaries is owned by the Company free and clear of all Liens.

4.03 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 No Breach. Except as set forth on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets of the Company or its Subsidiaries pursuant to, or require any material authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of the Company’s or its Subsidiaries’ certificate of incorporation or bylaws; (ii) any Material Contract or any Licenses and Permits set forth on Schedule 4.20; or (iii) any Law, order, judgment or decree to which the Company or its Subsidiaries is subject (except for the applicable requirements of the HSR Act and the Communications Act).

4.05 Capitalization. Except as set forth on Schedule 4.05, the Company Unit constitutes all of the outstanding equity interests of the Company. Except for the Company Unit and except as set forth on Schedule 4.05, there are no outstanding: (i) equity interests or voting securities of the Company; (ii) securities convertible or exchangeable into Company Units or other equity interests of the Company; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of the Company; or (iv) equity appreciation, phantom equity interests, profit participation or similar rights with respect to the Company, and there are no outstanding obligations of the Company, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities. The Company Unit has been duly authorized and validly issued and was issued in compliance with all applicable securities Laws and is not subject to, nor was it issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right. Except as set forth on Schedule 4.05, as of immediately prior to the Closing, Seller will be the beneficial and record holder of the Company Unit, which shall constitute all outstanding equity securities of the Company, free and clear of all Liens. A correct and complete description of the Indebtedness of the Company and its Subsidiaries is set forth on Schedule 4.05.

4.06 Financial Statements. Schedule 4.06 consists of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries and the related statements of income, stockholders equity and cash flows, in each case, as of and for the fiscal years ended December 31, 2011, 2010 and 2009 (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2012 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations for the six (6)-month period then ended, which financial statements shall, in each case, be reviewed by an accounting firm (together, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.06, each of the Financial Statements were, and each Monthly Financial Statements, will be, prepared on the basis of and in accordance with the books and records of the Company and its Subsidiaries kept in the ordinary course of business (which books and records are accurate and complete in all material respects), and fairly presents in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which has resulted or will result, individually or in the aggregate, in a Material Adverse Effect, taken as a whole.

4.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 4.07 and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has:

(a) amended any of its Organizational Documents;

(b) incurred any Indebtedness except working capital credit line borrowings in the ordinary course of business consistent with past practices, or guaranteed any such Indebtedness, or issued or sold any Indebtedness or warrants or rights to acquire any Indebtedness of such party or guarantee any Indebtedness of others;

(c) mortgaged, pledged or subjected to any Lien any of its assets, except Permitted Liens;

(d) (i) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any material portion of its tangible assets, except in the ordinary course of business, or (ii) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(e) sold, licensed, assigned or transferred any material Company Intellectual Property, except in the ordinary course of business;

(f) issued, sold or transferred, or agreed to the issuance, delivery or sale of: (i) any of its equity securities; (ii) any securities convertible or exchangeable into equity; or (iii) other equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities;

(g) entered into or materially modified or terminated any Contract of a type required to be listed on Schedule 4.10;

(h) made any material capital investment in, or any material loan to, any other Person (other than the Company and its Subsidiaries);

(i) made any material capital expenditures or commitments therefor, except in the ordinary course of business;

(j) adopted any new or made any material changes in its existing employee benefit plans or made any material changes in wages, salary or other compensation with respect to its officers, directors or employees, except, in each case, (i) to the extent required to comply with applicable Law or the terms of any Plan or (ii) for any such action that is not material and that was taken in the ordinary course of business consistent with past practice, and no communication or announcement has been made indicating any intention of the Company or any Subsidiary to take any of the foregoing actions;

(k) paid, loaned or advanced (other than the payment of salary and benefits in the ordinary course of business or the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into or modified any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(l) made a material change in its accounting or Tax methods, practices or policies, filed or amended in a material respect any Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in liability, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(m) modified in a material manner its existing cash management, credit collection or payment policies, procedures and practices (including, without limitation, any acceleration in the collection of accounts receivable, delay in the payment of accounts payable or change in the maintenance of working capital balances);

(n) commenced or settled any litigation, arbitration or proceeding involving an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (and not involving equitable relief);

(o) entered into or materially modified any Material Contract or material Licenses or Permits, or otherwise become obligated to do any of the foregoing, except in each case in the ordinary course of business consistent with past practice;

(p) experienced any incidents of damage, destruction or loss of any property owned by the Company or its Subsidiaries, whether or not covered by insurance, having a replacement cost or fair market value in excess of Seven Hundred and Fifty Thousand Dollars ($750,000); or

(q) except in the ordinary course of business consistent with past practice: (i) made any material change in any of the terms and conditions with respect to the pricing of its products or supplies or services relating to the products; (ii) entered into or modified any course of action to induce, encourage or attempt to induce or encourage any customers (including wholesalers and distributors) to purchase or maintain inventory of the its products in quantities in excess of their current needs; (iii) shipped products to customers substantially in excess of historic levels or otherwise, through special payments incentives or otherwise; or (iv) made any change in any practice which would reasonably be expected to result in subsequent decreased orders from customers, as compared to the normal historical orders from such customers.

4.08 Properties

(a) Except as set forth on Schedule 4.08(a), the Company and each of its Subsidiaries own good title to, or hold pursuant to valid and enforceable leases, all of the tangible personal property (including without limitation all Frac Fluid tanks, trucks, trailers and vehicles and vehicles owned or leased by the Company and its Subsidiaries) shown to be owned or leased by them on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company and its Subsidiaries in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet. Such assets, in their current state, comprise all material tangible personal assets used in and necessary to permit the Company to continue to conduct its business as presently conducted in the ordinary course of business. To the Company’s Knowledge, all Frac Fluid tanks, trucks, trailers and vehicles owned or leased by the Company are road-worthy, to the extent applicable and have been maintained in accordance with normal industry practice, applicable Federal Motor Carrier Safety Administration (“FMCSA”) regulations and any contractual requirements related to such tangible assets except to the extent any violation or noncompliance would not cause any Material Adverse Effect. To the Company’s Knowledge, all Frac Fluid tanks, trucks, trailers, vehicles, highway tractors and highway trailers owned or leased by the Company: (i) are structurally adequate for operation in the ordinary course of business consistent with past practices; (ii) have been maintained in accordance with normal industry practice with the regulations of the FMCSA or the Federal Railroad Administration as the case may be, and with any contractual requirements related to such equipment; and (iii) are in good operating condition and repair (subject to normal wear and tear not caused by neglect), in all cases, except to the extent any such failure to be structurally adequate for operation or in good operating condition or adequately maintained would not have a Material Adverse Effect. All tangible personal property assets of the Company and its Subsidiaries are of an insurable character (including all Frac Fluid tanks, trucks, trailers and other vehicles), are insured by insurers of recognized responsibility against loss or damage to the extent and in the manner customary for companies engaged in the same or similar business and similarly situated.

(b) The real property listed on Schedule 4.08(b) (the “Leased Real Property”) constitutes a complete and correct list of all of the real property leased, subleased, licensed, or otherwise used in any material respect, pursuant to other similar agreements or arrangements, by the Company and its Subsidiaries and that significantly relate to the business and operations of the Company and its Subsidiaries other than the Owned Real Property. Schedule 4.08(b) also sets forth a complete and correct list of all leases, subleases, licenses or other rental arrangements pursuant to which the Company or its Subsidiaries holds any Leased Real Property (individually, a “Lease” and collectively, the “Leases”). To the extent in the Company’s possession, the Company has delivered or made available to Buyer accurate and complete copies of each of the Leases or, to the Company’s Knowledge, has provided on Schedule 4.08(b), an accurate and complete description of the material terms of all unwritten Leases and any other Leases that Company has not delivered or made available to Buyer. None of the Leases referenced in the preceding sentence have been modified, assigned, changed, supplemented, amended, or mortgaged in any material respect, except to the extent that such modifications or other changes are disclosed on Schedule 4.08(b) or disclosed by the copies of the Leases delivered or made available to Buyer. With respect to each Lease, and except as otherwise specified on Schedule 4.08(b):

(i) to the Company’s Knowledge, such Lease is valid and is in full force and effect, subject to the application of any bankruptcy or creditors’ rights Laws and, if applicable, proper authorization and execution of such Lease by the other party thereto;

(ii) none of the Leased Real Property has been subleased, licensed, assigned or otherwise transferred or conveyed by the Company or its Subsidiaries, and to the Company’s Knowledge, there are no Liens that affect the Leased Real Property as a result of the acts or omissions of the Company or its Subsidiaries other than Permitted Liens;

(iii) to the Company’s Knowledge, neither the Company nor its Subsidiaries has received any written notice from any Government Body that the use, occupancy, and operations of any Leased Real Property by the Company or any applicable Subsidiary is not in compliance with all applicable Laws and Permits; or

(iv) to the Company’s Knowledge, neither the Company nor its Subsidiaries has received from any counterparty thereto or sent to any counterparty thereto written notice of any material default or alleged default in the performance of any obligation to be performed or paid under any Lease.

(c) The real property listed on Schedule 4.08(c) (the “Owned Real Property”) constitutes all of the real property (including, without limitation, the Company Wells) owned by the Company and its Subsidiaries. With respect to each parcel of Owned Real Property, and except as otherwise specified on Schedule 4.08(c):

(i) the identified owner of the Owned Real Property listed on Schedule 4.08(c) owns fee simple title to the parcel of real property, free and clear of any matters affecting title to such real property as of the Closing Date, except for Permitted Liens, and, to the Company’s Knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein;

(ii) to the Company’s Knowledge, each Owned Real Property currently has and at Closing will have all utilities necessary or required for the Company or its Subsidiaries current and ordinary use, occupancy and operations at such Owned Real Property and means of ingress and egress to and from public highways, either direct or by permanent and irrevocable rights over and across private roads;

(iii) to the Company’s Knowledge, neither the Company nor its Subsidiaries has received written notice from any Governmental Body that the Owned Real Property or the use and operation thereof, is in violation of any applicable Laws or Permits (including, but not limited to, those relating to building and zoning, or disabled or partially disabled Persons). To the Company’s Knowledge, there are presently and validly in effect all Permits for the use, occupancy and operation of the Owned Real Property as it is presently being operated; and

(iv) except for Permitted Liens, none of the Owned Real Property is subject to any other leases, subleases, licenses, or other rental arrangements, and the Company or its Subsidiaries have not received written notice of any pending or proposed condemnation or eminent domain proceedings affecting the Owned Real Property.

(d) For any salt water disposal wells (together, the “Company Wells”) owned by the Company and its Subsidiaries, no Person other than the Company or its Subsidiaries has the right to possession of the Company Wells and of any saltwater or Frac Fluids contained therein. To the Company’s Knowledge, the Company Wells were constructed in accordance with applicable Laws and standards of workmanship customary in the industry and, to the Company’s Knowledge, are free from any known or latent material defects except for ordinary wear and tear and as disclosed in Schedule 4.08(d).

(e) To the Company’s Knowledge, the land use rights related to the Company Wells are valid, existing and in full force and effect, and provide the Company with sufficient right to conduct its business as currently conducted and to own and operate the Company Wells as currently conducted. To the Company’s Knowledge, there are no eminent domain or condemnation proceedings pending or threatened affecting any portion of such land use rights related to the Company Wells. Except as set forth on Schedule 4.08(e), to the Company’s Knowledge, neither the Company nor its Subsidiaries has received written notice of any default or event (with or without notice, lapse of time or both) that would result in the termination, material impairment or limitation of any such land use right related to the Company Wells. To the Company’s Knowledge, except as indicated on Schedule 4.08(e), no consent from the grantors of any land use rights related to the Company Wells is required in connection with the transactions contemplated herein by this Agreement.

4.09 Tax Matters. Except as set forth on Schedule 4.09:

(a) The Company and its Subsidiaries have timely filed, or have timely filed for extensions to file, all material Tax Returns that are required to be filed by them through the date hereof. Such Tax Returns are true, correct and complete in all material respects, and the Company and its Subsidiaries have each timely paid and discharged all material Taxes, whether or not shown on such Tax Returns. The provision for Taxes in the Financial Statements is sufficient for all accrued and unpaid Taxes as of the date hereof. The Company and its Subsidiaries have withheld, collected and paid over to the appropriate Governmental Bodies or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b) There is no dispute or claim concerning any Tax liability of the Company or its Subsidiaries claimed or raised by any Taxing Authority in writing.

(c) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against or with respect to the Company or its Subsidiaries regarding Taxes, and no action, suit, proceeding or audit has been threatened in writing against or with respect to the Company or its Subsidiaries regarding Taxes.

(d) Each of the Company and its Subsidiaries has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, shareholder, creditor, holder of securities or other third party, and each of the Company and its Subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(e) The accrual for Taxes on the Closing Date Balance Sheet would be adequate, based on the Company’s estimates as of the date hereof, to pay all Tax liabilities of the Company and its Subsidiaries if its current tax year were treated as ending on the Closing Date.

(f) None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than the Company and its Subsidiaries, and none of the Company or its Subsidiaries has any current contractual obligation to indemnify any other Person with respect to Taxes.

(g) No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or currently has in effect any agreement to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(i) There are no Liens for Taxes (other than for Taxes not yet due and payable or for which adequate reserves are maintained in accordance with GAAP) upon the assets of the Company or its Subsidiaries.

(j) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting with respect to a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) installment sale made prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(k) No power of attorney that currently is in effect has been granted by any of the Company or its Subsidiaries.

(l) None of the Company or any of its Subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(m) The Company has delivered or made available to Buyer: (i) correct and complete copies of Schedule C to Seller’s individual Tax Returns (or pro forma versions thereof), including any attachments thereto, required to be filed by Seller for which the statute of limitations has not expired; (ii) all ruling requests, technical advice memoranda, closing or similar agreements, or similar agreements or documents relating or attributable to each of the Company and its Subsidiaries that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which the Company or any of its Subsidiaries has any Tax or other liability thereunder; (iii)

all Tax abatement or similar agreements (or any other agreements) with any Taxing Authority for which any of the Company or its Subsidiaries is a party (and for which the Company or any of its Subsidiaries could have any Tax or other liability thereunder); and (iv) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each of the Company and its Subsidiary relating to any period for which the statute of limitations has not expired.

(n) Except as set forth on Schedule 4.02, none of the Company or its Subsidiaries owns any interest in any Person that is not a Subsidiary.

(o) No Seller is a foreign person within the meaning of Section 1445 of the Code.

(p) No property owned by the Company or any of its Subsidiary (i) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) is “tax-exempt financed property” within the meaning of Section 168(g) of the Code.

(q) Since the date the Company was treated as a corporation for U.S. federal tax purposes, the Company has had in effect at all times a valid election under Section 1362(a) of the Code (and applicable provisions of state and local Law) to be treated as an S corporation within the meaning of Section 1361 of the Code (and applicable provisions of state and local Law), and each such election under Section 1362(a) of the Code (and applicable provisions of state and local Law) will be in effect on the Closing Date (and the Company is, and will be through and including the Closing Date, an S Corporation within the meaning of Section 1361 of Code (and applicable provisions of state and local Law). In addition, for all periods prior to the date described in the immediately preceding sentence, the Company and its Subsidiaries were treated as disregarded entities for U.S. federal tax purposes (and applicable provisions of state and local Law).

(r) Schedule 4.09(r) correctly lists the U.S. federal Tax classification of the Company and its Subsidiaries and any other in which the Company directly or indirectly owns an interest.

4.10 Contracts and Commitments.

(a) Except as set forth on Schedule 4.10, neither the Company nor its Subsidiaries is party to any Contract or group of related Contracts of a type described below (such Contracts that are required to be listed in Schedule 4.10 are herein referred to as the “Material Contracts”).

(i) any agreement relating to any pending or completed material business acquisition by the Company or its Subsidiaries within the last thirty-six (36) months;

(ii) any collective bargaining agreement, other than as described in Section 4.18 hereof;

(iii) any Contract for the employment or engagement of: (x) any officer, individual employee or other person on a full-time or consulting basis providing for base compensation in excess of Two Hundred Thousand Dollars ($200,000) per annum or (y) any owner-operator of one or more trucks, regardless of base compensation;

(iv) any Contract: (i) relating to the borrowing of money or other Indebtedness, including assumed Indebtedness; or (ii) pursuant to which the Company or its Subsidiaries has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(v) any forward purchase or sale, futures, options or similar commodity hedging or derivative Contracts;

(vi) any Lease or agreement under which it is lessee of or holds or operates any tangible personal property owned by any other party, for which the annual rent exceeds Five Hundred Thousand Dollars ($500,000);

(vii) any Lease or agreement under which it is the lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rent exceeds Five Hundred Thousand Dollars ($500,000);

(viii) any Contract or group of related Contracts with the same party for the purchase, maintenance or acquisition of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for the twelve (12) month period following June 1, 2011, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without material liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(ix) any Contract or group of related Contracts with the same party for the sale of goods, materials, products, supplies, merchandise, equipment, parts or other property or services, under which (A) the undelivered balance of such products or services has a sales price in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for the twelve (12) month period following June 1, 2011, and (B) such arrangement is not terminable on less than sixty (60) days’ notice without material liability (and, in any case, other than purchase orders entered into in the ordinary course of business);

(x) any Contract for the acquisition of fixed assets or real property in excess of Five Hundred Thousand Dollars ($500,000) or for capital expenditures or capitalized Leases;

(xi) any Contract which prohibits the Company or its Subsidiaries from freely engaging in business anywhere in the world (other than confidentiality agreements entered into in the ordinary course of business);

(xii) any Contract for the licensing of material Company Intellectual Property by a third party to the Company or its Subsidiaries or by the Company or its Subsidiaries to a third party (other than licenses to commercially available non-customized software);

(xiii) any (a) power of attorney, (b) joint venture or partnership agreement or (c) consent order, decree or judgment, settlement or conciliation Contract; and

(xiv) without limiting the generality of the foregoing, any Contract with any (a) Governmental Body, (b) Top Customer, (c) Top Supplier or (d) director, officer, member or Affiliate.

(b) Buyer has been given access to a true and correct copy of all Material Contracts, and set forth on Schedule 4.10 is a true and complete description of the material terms of each unwritten Material Contract, together with all material amendments, waivers or other changes thereto.

(c) Except as set forth on Schedule 4.10(c), as of the date hereof: (i) each of the Contracts listed on Schedule 4.10 are valid and binding obligations of the Company and its Subsidiaries (as applicable); (ii) neither the Company nor its Subsidiaries is in material default under any Contract listed on Schedule 4.10; and (iii) to the Company’s Knowledge, the other party to each of the Contracts listed on Schedule 4.10 is not in material default thereunder.

4.11 Intellectual Property.

(a) Schedule 4.11(a) sets forth a true and correct list of all: (i) registrations and pending registration applications of trademarks and service marks, material unregistered trademarks, trade names and Internet domain name registrations, (ii) patents and pending patent applications, and (iii) copyright registrations and pending copyright registration applications, in each case, which are owned by the Company or its Subsidiaries (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for and the recorded owner of each item. Except as set forth on Schedule 4.11(a), all renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid (or, with respect to any such fees that are due after the date hereof, will be made or paid prior to the Closing Date). All registrations for the Listed IP are subsisting, and, to the Company’s Knowledge, all such trademark registrations and copyright registrations included in the Listed IP are valid and enforceable. No claim against the Company or its Subsidiaries by any third party contesting the validity, enforceability or ownership of any Listed IP is currently outstanding or, to the Company’s Knowledge, is threatened.

(b) Except as set forth on Schedule 4.11(b), (i) to the Company’s Knowledge, the Company or its Subsidiaries owns, or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property and computer software necessary for the operation of its respective businesses as presently conducted (“Company Intellectual Property”), and (ii) all material Company Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by the Surviving Company or its Subsidiaries on terms which are identical or similar to those pursuant to which the Company or its Subsidiaries, immediately prior to the Closing Date, owns and/or has the right to use such item. To the Company’s Knowledge, the Company Intellectual Property includes all material Intellectual Property and computer software used or held for use in connection with the operation of the Company’s or its Subsidiaries’ respective businesses as currently conducted, and to the Company’s Knowledge, there are no other items of Intellectual Property or computer software that are material to the operation of such businesses as currently conducted or for the continued operation of such businesses as currently conducted immediately after the Closing Date in substantially the same manner as operated prior to the Closing Date.

(c) To the Company’s Knowledge, neither the Company nor its Subsidiaries, nor the operation of their respective businesses, is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third parties. Except as set forth on Schedule 4.11(c), (i) neither the Company nor its Subsidiaries is a party to any currently pending proceeding before any Governmental Body alleging that the Company or its Subsidiaries or the operation of their respective businesses is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (ii) neither the Company nor its Subsidiaries has received written notice from any Person alleging that the Company or its Subsidiaries or their respective businesses are currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (iii) there is no claim against the Company or its Subsidiaries currently pending or, to the Company’s Knowledge, threatened, against the Company or its Subsidiaries with respect to the alleged infringement, misappropriation or other violation by the Company or its Subsidiaries of the Intellectual Property of any third party, (iv) no proceeding before any Governmental Body or claim by the Company or its Subsidiaries is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Company Intellectual Property that is owned solely and exclusively by the Company and or its Subsidiaries (“Company Owned Intellectual Property”) and (v) to the Company’s Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(d) The Company or its Subsidiaries, as applicable, has taken all commercially reasonable actions to maintain the confidentiality of its trade secrets, confidential information and other proprietary rights.

4.12 Litigation. Except as set forth on Schedule 4.12, there are no, and within the past three (3) years there have been no, arbitrations, state or federal administrative proceedings (including, but not limited to, civil penalty claims under the FMCSA regulations), other governmental violations or any other action, suit, or investigations, either at law or in equity or by or before any Governmental Body (together, the “Proceedings”) pending or, to the Company’s Knowledge, overtly threatened, against the Company or its Subsidiaries, at law or in equity, or before or by any Governmental Body, which did result or could reasonably be expected to result in a Material Adverse Effect, and neither the Company nor its Subsidiaries, is subject to, nor in the past three (3) years has the Company or its Subsidiaries, been subject to, any outstanding judgment, order or decree of any court or other Governmental Body which did result or could reasonably be expected to result in a Material Adverse Effect.

4.13 Employee Benefit Plans.

(a) Schedule 4.13(a) sets forth a list of: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (whether or not subject to ERISA), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), including, but not limited to, any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement (“Pension Plans”); (iii) each bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, change-of-control, severance, deferred bonus, salary reduction, consulting or employment agreement; and (iv) each fringe benefit, compensation, vacation pay, service award, moving expense or other compensation arrangement, plan, program, policy or Contract, with regard to each of (i), (ii), (iii) and (iv) which is sponsored or maintained by, or otherwise contributed to by, the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any liability, whether direct or indirect, absolute or contingent ((i), (ii), (iii) and (iv) collectively referred to herein as the “Plans”). Each of the Pension Plans intended to be qualified under the Code has received a favorable determination letter from the IRS or is in the form of a prototype plan entitled to rely upon the favorable advisory or opinion letter from the IRS, and no events have occurred that could adversely affect such qualified status of the Plans or the exempt status of any underlying trust.

(b) The Company has made available to Parent (to the extent applicable): (i) a complete copy of each written Plan as in effect on the date hereof, the summary plan description required by ERISA, if applicable, and summaries of the material terms of each unwritten Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the three most recent Form 5500 Annual Reports for each Plan (including attached schedules and audit report, as applicable). Except as set forth on Schedule 4.13(b), neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) Each Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law. With respect to each Plan, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, and there has not occurred any reportable event (within the meaning of Section 4043 of ERISA, other than any reportable event for which notice has been waived by federal regulation).

(d) None of the Company, its Subsidiaries, nor any ERISA Affiliate has or could be reasonably expected to have any liability with respect to any employee benefit plan, whether direct or indirect, absolute or contingent, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, and none of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company or any Subsidiary, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. No Plan provides or other Contract requires the Company or any Subsidiary to provide (or could require the Company or any Subsidiary to provide) for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(e) With respect to the Plans, all required contributions, premiums or other payments that are due have been paid on a timely basis. All liabilities with respect to any Plan have been properly accounted for on the Company’s Financial Statements in compliance with GAAP.

(f) There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits uncontested by third parties), suits, actions, disputes, audits or investigations with respect to any Plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(g) (i) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan, (ii) none of the Plans obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits solely or partially as a result of any transaction contemplated by this Agreement, and (iii) the consummation of the transactions contemplated by this Agreement does not obligate Company or any Subsidiary to make any payment, accelerate or otherwise provide any benefit as a result of a “change in control”, in each case such that the payment, acceleration or provision of the benefit could be characterized as an “excess parachute payment” within the meaning of such term under Section 280G of the Code.

4.14 Insurance. Schedule 4.14 contains a complete list and description of each insurance policy and bond (including surety bonds) currently existing (including, in respect of any unexpired policy period) owned or held by or for the benefit of the Company and its Subsidiaries, including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and all claims in excess of $50,000 made thereunder during the previous twelve (12) months and the current status of such claims. All such policies and all such bonds (including surety bonds) are in full force and effect. All premiums and other payments due under each such insurance policy and bond have been timely and fully paid. Except as noted on Schedule 4.14, the Company has not been notified in writing of any defense to coverage by an insurer of the Company or its Subsidiaries in connection with any current claim to coverage asserted or noticed by the Company under or in connection with any of their currently existing (including, in respect of any unexpired policy period) insurance policies or bonds. Except as noted on Schedule 4.14, the Company has not received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company that there will be a cancellation or non-renewal of currently existing (including, in respect of any unexpired policy period) polices or binders. Such insurance policies and bonds are sufficient in all material respects for compliance with all Material Contracts to which the Company is a party or applicable Laws by which the Company is bound.

4.15 Compliance with Laws. Except with respect to environmental matters and all representations and warranties of the Company with respect to such matters made in Sections 4.08(d), 4.16 and 4.20, which are the sole and exclusive representations and warranties with respect to such matters and except as set forth on Schedule 4.15, the Company and its Subsidiaries have complied, in all material respects, with Laws applicable thereto, or to the business, operations or assets thereof. Neither the Company nor any of its Subsidiaries has received written notice, or to the Company’s Knowledge, any oral communications of any alleged or actual violation of any applicable Law and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by the Company of, or a substantial failure on the part of the Company to comply with, any applicable Law, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. No investigation or review is pending or, to the Company’s Knowledge, threatened, by any Governmental Body with respect to any violation by the Company or any Subsidiary of any Law or obligation on the part of the Company to take remedial action in respect thereof.

4.16 Environmental Matters.

(a) Except as set forth in Schedule 4.16(a): (i) the Company and its Subsidiaries are currently in compliance in all material respects, with the provisions of all applicable Environmental Laws which compliance includes but is not limited to obtaining and complying with Licenses and Permits required under Environmental Laws (the “Environmental Permits”) and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in a material manner in the future.

(b) The Environmental Permits listed in Schedule 4.16(b) are the only material Environmental Permits that are required for the conduct of the Company’s business under applicable Environmental Laws as it now being conducted or carried out by the Company and its Subsidiaries. The Company, or its Subsidiaries, as applicable, has a valid right to operate under each of the Environmental Permits listed at Schedule 4.16(b).

(c) Neither the Company nor any Subsidiary of Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by the Company or any Subsidiary of Company or any of their predecessors or Affiliate) that is or has been contaminated by any Hazardous Substance, directly as a result of activities of the Company or its Subsidiaries so as to give rise to any current or future material liabilities or obligations pursuant to any Environmental Laws.

(d) The Company has not received written notice of any pending or threatened actions or proceedings from any Governmental Body regarding any matter relating to Environmental Laws that remain outstanding.

(e) Neither this Agreement nor the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” or any other Environmental Laws.

(f) To the Company’s Knowledge, neither the Company nor any Subsidiary of Company, nor any of their predecessors or Affiliates, has manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica or other Hazardous Substances in material violation of applicable Environmental Laws, and to the Company’s Knowledge, none of the foregoing Persons have any material liability with respect to the presence or alleged presence of asbestos, silica or other Hazardous Substances in any product or item or at or upon any property or facility.

(g) Except as set forth on Schedule 4.16(g), neither the Company nor any Subsidiary of Company has assumed, provided an indemnity with respect to, or otherwise become subject to material liabilities relating to Hazardous Substances or Environmental Laws.

(h) The consummation of the transactions contemplated by this Agreement will not require a change in the terms or conditions of any Environmental Permits and such Environmental Permits can be transferred or assigned as contemplated herein without a change in the terms or conditions of such Environmental Permits.

(i) The Company has furnished to Parent copies of all environmental audits, assessments and reports and all other material environmental documents, dated on or after January 1, 2007, which are in its possession and control and which relate to the past or current operations, real properties or facilities of the Company, its Subsidiary, any predecessors or Affiliates of the Company or its Subsidiaries, or any other person whose acts or omissions could foreseeably give rise to or impose any material liability or obligations on the Company under any Environmental Laws.

4.17 Affiliated Transactions. Except as set forth on Schedule 4.17, no Affiliate of the Company or Seller and no officer, director, member or manager, as applicable, of Seller, the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries.

4.18 Employment and Labor Matters. Except as set forth on Schedule 4.18, to the Company’s Knowledge, the Company and its Subsidiaries, and their respective officers, executives, managers and employees have complied and are in compliance in all material respects with all applicable Laws respecting employment or labor, termination of employment and notice upon termination, fair employment practices and equal opportunity, nondiscrimination, harassment, retaliation, human rights, compensation, withholding, pay equity, immigration, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours. The Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body. In the past three (3) years neither the Company nor its Subsidiaries has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice; nor, to the Company’s Knowledge, has any such action been threatened against the Company or its Subsidiaries. There are no material disputes pending or, to the Company’s Knowledge, threatened, between the Company or its Subsidiaries and any of their employees or former employees or employee organizations. Neither the Company nor its Subsidiaries are a party to any collective bargaining agreement or other labor union or works council contract applicable to persons employed by the Company or its Subsidiaries, nor, to the Company’s Knowledge, are there or have there been in the past three (3) years any activities or proceedings of any labor union to organize any such employees. To the Company’s Knowledge, no key employee, manager or executive has any plans to terminate employment with the Company or its Subsidiaries within twelve (12) months of the date hereof or in connection with the Closing.

4.19 Brokerage. Except as set forth on Schedule 4.19, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company.

4.20 Licenses, Permits and Approvals. Except with respect to Environmental Permits and all representations and warranties of the Company with respect to such Environmental Permits made in Section 4.16, which are the sole and exclusive representations with respect to such Environmental Permits, each of which is valid and in effect. The Licenses and Permits listed on Schedule 4.20 are the only approvals, consents, licenses, permits, waivers, registrations, certificates of occupancy, franchises, indirect air carrier approvals, customs broker licenses, certificates of endorsement, credentials under the Customs-Trade Partnership Against Terrorism, customs bonds, motor carrier authority, licenses and registrations, federal or state transportation department authority, licenses or registrations, other federal or state transportation authority, licenses and registrations (to the extent applicable), driver licenses and certifications, credentials under the Unified Carrier Registration Act, the International Registration Plan or the International Fuel Tax Agreement or any other certificates, licenses, approvals or other governmental authorizations that are required for the conduct of the Company’s business as it is now being conducted or carried out by the Company and the absence of which would result, or could reasonably be expected to result, in a Material Adverse Effect. Except as set forth on Schedule 4.20, the Company has not received any written notice that: (i) any Governmental Body intends to cancel, terminate or not renew any such License and Permit; or (ii) the Company is conducting its business and carrying out any activities in breach or violation of any such License and Permit. Schedule 4.20 includes all financial assurances given by the Company for performance of future obligations under Laws. Except as set forth on Schedule 4.20, to the Company’s Knowledge, the Company is conducting its business in material compliance with the requirements, standards, criteria and conditions set forth in the Licenses and Permits listed on Schedule 4.20. Subject to the obligations under the HSR Act and to FCC approval, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any Licenses and Permits listed on Schedule 4.20, in each case which would result, or could reasonably be expected to result, in a Material Adverse Effect.

4.21 Material Customers and Suppliers.

(a) Schedule 4.21(a) sets forth a true and complete list of the top ten (10) customers of the Company and its Subsidiaries on a consolidated basis (by revenue for the 12-month period ended December 31, 2011) (the “Top Customers”). Except as set forth on Schedule 4.21(a), since the date of the Latest Balance Sheet, no Top Customer has (i) provided the Company or any Subsidiary with any written notice of dispute, or (ii) terminated or materially reduced, restricted, suspended or materially and adversely modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or materially and adversely modify its relationship with the Company or its Subsidiaries (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Customer).

(b) Schedule 4.21(b) sets forth a true and complete list of the top ten (10) suppliers of the Company and its Subsidiaries on a consolidated basis (by revenue for the 12-month period ended December 31, 2011) (the “Top Suppliers”). Except as set forth on Schedule 4.21(b), since the date of the Latest Balance Sheet, no Top Supplier has (i) provided the Company or any Subsidiary with any written notice of material dispute or (ii) terminated or materially reduced, restricted, suspended or materially and adversely modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or materially and adversely modify, its relationship with the Company or its Subsidiaries (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Top Supplier).

4.22 Bank Accounts. Schedule 4.22 sets forth an accurate and complete list of each financial institution in or with which the Company or its Subsidiaries has an account or safety deposit box, and the names of all Persons currently authorized to draw thereon or having access thereto.

4.23 Undisclosed Liabilities. Except as set forth on Schedule 4.23, neither the Company nor its Subsidiaries have any material obligation or liability, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due which are of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP other than: (i) liabilities set forth on the liabilities side of, or expressly reserved against on, the Latest Balance Sheet; (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement or other proceeding; and (iii) liabilities under Material Contracts (in each case, none of which is a liability resulting from breach of such Contract).

4.24 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 4 and in the certificates delivered pursuant to Section 2.01(f)(i) and Section 2.01(f)(ix), Buyer and Parent acknowledge that neither the Company or its Subsidiaries nor any other Person has made any representation or warranty (whether express or implied) on behalf of the Company or its Subsidiaries or any of their respective employees, agents or representatives in connection with this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Buyer, Parent or their respective employees, agents or representatives of any materials, documentation or other information during the course of due diligence or the negotiation process.

4.25 Net Working Capital. As of the Closing Date, the Net Working Capital Target shall represent an amount of working capital that will be sufficient to meet the Company’s operating expenses, in the ordinary course of business consistent with past practice and the Company’s currently planned operations as of the Closing Date, including, currently planned capital expenditures, without any capital contributions from Buyer on the Closing Date.

4.26 Disclosure. No representation or warranty by the Company in this ARTICLE 4 or in the certificates delivered pursuant to Section 2.01(f)(i) and Section 2.01(f)(ix) contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as otherwise disclosed in: (i) Parent SEC Filings (other than any “forward looking” disclosures and any disclosures therein to the extent that they are primarily predictive or

“forward looking” in nature, in each case, other than the factual information contained therein) and (ii) any disclosure schedule delivered by Buyer and Parent to Seller pursuant to this Agreement, each of Buyer and Parent represents and warrants to Seller and the Company, as follows:

5.01 Organization and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full organizational power and authority to enter into this Agreement and perform its obligations hereunder. Parent is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer and Parent, and no other proceedings on Buyer’s or Parent’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Seller and the Company, this Agreement constitutes a valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Except as set forth in Schedule 5.03, the execution, delivery and performance of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption, filing or other action by or notice to any court, other Governmental Body or other third party under: (i) the provisions of Buyer’s or Parent’s Organizational Documents; (ii) any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer or Parent is bound; or (iii) any Law, order, judgment or decree to which Buyer or Parent is subject (except for the applicable requirements of the HSR Act and the Communications Act).

5.04 Litigation. Except as set forth in Schedule 5.04, there are no, and within the past three (3) years there have been no Proceedings pending or, to the Parent’s Knowledge, overtly threatened, against Parent or its Subsidiaries, at law or in equity, which would adversely affect Buyer’s or Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby, and neither Parent nor its Subsidiaries, is subject to, nor in the past three (3) years has, been subject to, any outstanding judgment, order or decree of any court or other Governmental Body, which did result or could reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Parent SEC Filings, there is no Proceeding pending or, to the Parent’s Knowledge, overtly threatened, against Parent or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

5.05 Brokerage. Except as set forth in Schedule 5.05, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.

5.06 Investment Representation. Buyer is acquiring the Company Unit for its own account with the present intention of holding such security for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Unit. Buyer acknowledges that the Company Unit has not been registered under the Securities Act, or any state or foreign securities Laws, and that the Company Unit may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Unit is not registered under any applicable state or foreign securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

5.07 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the shares of Parent Common Stock constituting the Stock Consideration shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non assessable; (iii) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements; (iv) be listed on NYSE; and (v) not have been issued in violation of the preemptive or other similar rights of any Person.

5.08 Solvency. Upon consummation of the transaction contemplated hereby, Buyer, Parent, and, assuming the accuracy of Seller’s representations and warranties, the Company and its Subsidiaries will not: (i) be insolvent or left with unreasonably small capital; (ii) have incurred debts beyond their ability to pay such debts as they mature; or (iii) have liabilities in excess of the reasonable market value of their assets.

5.09 Listing and Maintenance Requirements. Parent has not, in the twelve (12) months preceding the date hereof, received notice from the NYSE or any trading market on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is in compliance in all material respects with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement does not violate any rules or regulations of the NYSE.

5.10 Subsidiaries. The Subsidiaries of Parent are as identified in the Parent SEC Filings. Except as set forth on Schedule 5.10, neither Parent nor its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each of Parent’s Subsidiaries is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power and authority necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect.

5.11 Capitalization. The capitalization of the Parent is as set forth in the Parent SEC Filings. Except as set forth in the Parent SEC Filings, there are no outstanding: (i) equity interests or voting securities of Parent; (ii) securities convertible or exchangeable into Parent Common Stock or other equity interests of Parent; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of Parent; or (iv) equity appreciation, phantom equity interests, profit participation or similar rights with respect to Parent, and there are no outstanding obligations of Parent, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any securities. All of the issued and outstanding shares of Parent Common Stock and shares of Parent Common Stock to be delivered as Stock Consideration have been duly authorized and validly issued and were issued in compliance with all applicable securities Laws and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation preemptive right, subscription right or any similar right. The Parent SEC Filings correctly describe all material Indebtedness of Parent and its Subsidiaries.

5.12 Parent Financial Statements. The Parent SEC Filings include: (i) the audited consolidated balance sheet of Parent and its Subsidiaries and the related statements of income, stockholders equity and cash flows, in each case, as of and for the fiscal years ended December 31, 2011, 2010 and 2009 (the “Parent Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet of Parent as of June 30, 2012 (the “Parent Latest Balance Sheet”), and the related unaudited consolidated statements of operations for the six (6)-month period then ended, which financial statements shall, in each case, be reviewed by an accounting firm (together, the “Parent Interim Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”). Except as set forth on Schedule 5.12, each of the Parent Financial Statements were prepared on the basis of and in accordance with the books and records of Parent and its Subsidiaries kept in the ordinary course of business (which books and records are accurate and complete in all material respects), complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the financial condition of Parent and its Subsidiaries on a consolidated basis as of its respective date, and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods related thereto, in each case in accordance with GAAP consistently applied, except in the case of the unaudited Parent Financial Statements for the absence of footnote disclosure and year-end adjustments, none of which has resulted or will result, individually or in the aggregate, in a Material Adverse Effect, taken as a whole.

5.13 Absence of Certain Developments. Since the date of the Parent Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on Schedule 5.13 and except as expressly contemplated by this Agreement, since the date of the Parent Latest Balance Sheet, neither Parent nor any of its Subsidiaries has:

(a) amended any of its Organizational Documents;

(b) (i) sold, leased, licensed, assigned, pledged or granted any security interest in, transferred or otherwise disposed of, or agreed to sell, lease, license, assign, pledge or grant any security interest in, transfer or otherwise dispose of, any material portion of its tangible assets, except in the ordinary course of business, or (ii) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets or capital stock of, any corporation, partnership, association, joint venture or other business organization or division thereof, which acquisition or purchase would require Parent to include audited financial statements of the business acquired or purchased in the Parent SEC Filings pursuant to Rule 3-05 of Regulation S-X promulgated under applicable SEC rules and regulations;

(c) issued, sold or transferred, or agreed to the issuance, delivery or sale of: (i) any of its equity securities; (ii) any securities convertible or exchangeable into equity; or (iii) other equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities, in each case except pursuant to registration statements currently on file by Parent with the SEC;

(d) made any material capital investment in, or any material loan to, any other Person (other than Parent and its Subsidiaries); or

(e) commenced or settled any litigation, arbitration or proceeding involving an amount in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (and not involving equitable relief), not otherwise covered by insurance.

5.14 Properties.

(a) Except as set forth on Schedule 5.14(a), Parent and each of its Subsidiaries own good title to, or hold pursuant to valid and enforceable leases, all of the personal property (including without limitation all Frac Fluid tanks, trucks, trailers and vehicles and vehicles owned or leased by Parent and its Subsidiaries) shown to be owned or leased by them in the financial statements contained in the Parent SEC Filings, free and clear of all Liens, except for Liens disclosed in the financial statements contained in the Parent SEC Filings, including the notes thereto, and except for assets disposed of by Parent and its Subsidiaries in the ordinary course of business consistent with past practices. Such assets, in their current state, comprise all material personal assets used in and necessary to permit Parent to continue to conduct its business as presently conducted in the ordinary course of business. To Parent’s Knowledge, all Frac Fluid tanks, trucks, trailers and vehicles owned or leased by Parent are road-worthy, to the extent applicable and have been maintained in accordance with normal industry practice, applicable FMCSA regulations and any contractual requirements related to such tangible assets, except to the extent any violation or noncompliance would not cause any Material Adverse Effect. To Parent’s Knowledge, all Frac Fluid tanks, trucks, trailers, vehicles, highway tractors and highway trailers owned or leased by Parent: (i) are structurally adequate for operation in the ordinary course of business consistent with past practices; (ii) have been maintained in accordance with normal industry practice with the regulations of the FMCSA or the Federal Railroad Administration as the case may be, and with any contractual requirements related to such equipment; and (iii) are in good operating condition and repair (subject to normal wear and tear not caused by neglect), in all cases, except to the extent any such failure to be structurally adequate for operation or in good operating condition or adequately maintained would not have a Material Adverse Effect. All tangible personal property assets of Parent and its Subsidiaries are of an insurable character (including all Frac Fluid tanks, trucks, trailers and other vehicles), are insured by insurers of recognized responsibility against loss or damage to the extent and in the manner customary for companies engaged in the same or similar business and similarly situated.

(b) For any salt water disposal wells (together, the “Parent Wells”) owned by Parent or its Subsidiaries, no Person other than Parent or its Subsidiaries has the right to possession of the Parent Wells and of any saltwater or Frac Fluids contained therein. To the Parent’s Knowledge, the Parent Wells were constructed in accordance with applicable Laws and standards of workmanship customary in the industry and, to the Parent’s Knowledge, are free from any known or latent material defects except for ordinary wear and tear and as disclosed in Schedule 5.14(b).

(c) To Parent’s Knowledge, the land use rights related to the Parent Wells are valid, existing and in full force and effect, and provide Parent with sufficient right to conduct its business as currently and own and operate the Parent Wells as currently conducted. To Parent’s Knowledge, there are no eminent domain or condemnation proceedings pending or threatened affecting any portion of such land use rights related to the Parent Wells. Except as set forth on Schedule 5.14(c), to Parent’s Knowledge, neither Parent nor its Subsidiaries has received written notice of any default or event (with or without notice, lapse of time or both) that would result in the termination, material impairment or limitation of any such land use right related to the Parent Wells. To Parent’s Knowledge, except as indicated on Schedule 5.14(c), no consent from the grantors of any land use rights related to the Parent Wells is required in connection with the transactions contemplated herein by this Agreement.

5.15 Tax Matters.

(a) Parent and its Subsidiaries have timely filed, or have timely filed for extensions to file, all material Tax Returns that are required to be filed by them through the date hereof. Such Tax Returns are true, correct and complete in all material respects, and Parent and its Subsidiaries have each timely paid and discharged all material Taxes, whether or not shown on such Tax Returns.

(b) There is no ongoing and unresolved dispute or claim concerning any Tax liability of Parent or its Subsidiaries claimed or raised by any Taxing Authority in writing.

(c) No action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing is pending against or with respect to Parent or its Subsidiaries regarding Taxes, and no action, suit, proceeding or audit has been threatened in writing against or with respect to Parent or its Subsidiaries regarding Taxes.

(d) Each of Parent and its Subsidiaries has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, shareholder, creditor, holder of securities or other third party, and each of the Company and its Subsidiaries has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(e) The most recent financial statements contained in the Parent SEC Filings reflect an adequate reserve, as required by GAAP, for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements, and there are no material Liens for Taxes upon any property or asset of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due.

(f) At any time within the five years prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

(g) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any Person other than Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has any current contractual obligation to indemnify any other Person with respect to Taxes.

(h) No written claim has ever been made by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(i) Neither Parent nor any of its Subsidiaries has currently in effect any waiver of any statute of limitations in respect of Taxes or currently has in effect any agreement to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is still in effect.

(j) There are no Liens for Taxes (other than for Taxes not yet due and payable or for which adequate reserves are maintained in accordance with GAAP) upon the assets of Parent or its Subsidiaries.

(k) Except as reflected on Schedule 5.15(k), none of Parent or any of its Subsidiaries has (i) taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law), (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(l) Parent has delivered or made available to the Company: (i) correct and complete copies of income Tax Returns of Parent and its Subsidiaries, including any attachments thereto, required to be filed by Parent and its Subsidiaries for which the state of limitations has not expired; (ii) all ruling requests, technical advice memoranda, closing or similar agreements, or similar agreements or documents relating or attributable to each of Parent and its Subsidiaries that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired or for which Parent or any of its Subsidiaries has any Tax or other liability thereunder; and (iii) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each of Parent and its Subsidiaries relating to any period for which the statute of limitations has not expired.

5.16 Reorganization Representations.

(a) Neither Parent nor any person related to Parent as defined under Treasury Regulations Section 1.368-1(e)(4) plans or intends to reacquire any of the Parent Common Stock issued in the Merger.

(b) Parent has no plan or intention to sell or otherwise dispose of any of the assets Parent acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Code Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k).

(c) Following the transaction, Parent directly or through the Surviving Company or other transferee described in Code Section 368(a)(2)(C) or Treasury Regulations Section 1.368-2(k), shall continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

(d) Parent and Buyer will pay their own expenses, if any, incurred in connection with the Merger.

(e) There is no intercompany Indebtedness existing between the Company and Parent that was issued, acquired, or will be settled at a discount.

(f) Parent is not an investment company as defined in Code Section 368(a)(2)(F)(iii).

5.17 Contracts and Commitments.

(a) Parent has filed all documents that are required to be filed with Parent SEC Filings pursuant to Item 601 of Regulation S-K of the Securities Act (“Item 601 of Regulation S-K”). Schedule 5.17(a) sets forth a complete and accurate list of all of Parent’s and its Subsidiaries’ documents that would have been required to have been filed with Parent SEC Filings as material but for applicable exceptions under Item 601 of Regulation S-K related to agreements entered into in the ordinary course of business (together with all documents filed with Parent SEC Filings, the “Parent Material Contracts”).

(b) As of the date hereof: (i) each of the Parent Material Contracts are valid and binding obligations of Parent and its Subsidiaries (as applicable); (ii) neither Parent nor its Subsidiaries is in material default under any Parent Material Contract; and (iii) to Parent’s Knowledge, the other party to each of the Parent Material Contracts is not in material default thereunder.

5.18 Intellectual Property.

(a) To Parent’s Knowledge, Parent or its Subsidiaries owns, or has the right to use or has the right to use pursuant to a valid and binding written agreement, all Intellectual Property and computer software necessary for the operation of its respective businesses as presently conducted (“Parent Intellectual Property”), (ii) all material Parent Intellectual Property and Parent Owned Intellectual Property are disclosed in all material respects in the Parent SEC Filings, and (iii) all material Parent Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned and/or used by Parent or its Subsidiaries on terms which are identical or similar to those pursuant to which Parent or its Subsidiaries, immediately prior to the Closing Date, owns and/or has the right to use such item. To the Parent’s Knowledge, the Parent Intellectual Property includes all material Intellectual Property and computer software used or held for use in connection with the operation of Parent’s or its Subsidiaries’ respective businesses as currently conducted, and to the Parent’s Knowledge there are no other items of Intellectual Property or computer software that are material to or necessary for the operation of such businesses as currently conducted or for the continued operation of such businesses as currently conducted immediately after the Closing Date in substantially the same manner as operated prior to the Closing Date.

(b) To Parent’s Knowledge, neither Parent nor its Subsidiaries, nor the operation of their respective businesses, is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third parties. Neither Parent nor its Subsidiaries is a party to any currently pending proceeding before any Governmental Body alleging that Parent or its Subsidiaries or the operation of their respective businesses is currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, neither Parent nor its Subsidiaries has received written notice from any Person alleging that Parent or its Subsidiaries or their respective businesses are currently infringing, misappropriating or otherwise violating any Intellectual Property of any third party, (iii) there is no claim against Parent or its Subsidiaries currently pending or, to Parent’s Knowledge, threatened, against Parent or its Subsidiaries with respect to the alleged infringement, misappropriation or other violation by Parent or its Subsidiaries of the Intellectual Property of any third party, (iv) no proceeding before any Governmental Body or claim by Parent or its Subsidiaries is currently pending against a third party with respect to the alleged infringement, misappropriation or other violation of any Parent Intellectual Property that is owned solely and exclusively by Parent or its Subsidiaries (“Parent Owned Intellectual Property”) and (v) to Parent’s Knowledge, no third party is currently infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property.

(c) Parent or its Subsidiaries, as applicable, has taken all commercially reasonable actions to maintain the confidentiality of its trade secrets, confidential information and other proprietary rights.

5.19 Employee Benefit Plans.

(a) Schedule 5.19(a) sets forth a list of: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA and subject to ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA and subject to ERISA, including, but not limited to, any excess benefit plan, top hat plan, qualified defined contribution or defined benefit arrangement; and (iii) each material bonus or incentive, stock option, equity incentive, restricted stock, stock bonus, change-of-control, severance, deferred bonus or salary reduction plan, program or agreement, and each material consulting or material employment agreement, with regard to each of (i), (ii) and (iii) which is sponsored or maintained by, or otherwise contributed to by, Parent or its Subsidiaries or with respect to which Parent or any Subsidiary has any liability, whether direct or indirect, absolute or contingent ((i), (ii) and (iii) collectively referred to herein as the “Parent Plans”). Each of the Parent Plans intended to be qualified under the Code has received a favorable determination letter from the IRS or is in the form of a prototype plan entitled to rely upon the favorable advisory or opinion letter from the IRS, and no events have occurred that could adversely affect such qualified status of the Parent Plans or the exempt status of any underlying trust.

(b) Except as set forth on Schedule 5.19(b), neither Parent nor any Subsidiary, nor to Parent’s Knowledge, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) Each Parent Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms and all applicable requirements of ERISA and the Code and applicable Law. With respect to each Parent Plan, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, and there has not occurred any reportable event (within the meaning of Section 4043 of ERISA, other than any reportable event for which notice has been waived by federal regulation).

(d) None of Parent, its Subsidiaries, nor any Parent ERISA Affiliate has or could be reasonably expected to have any liability with respect to any employee benefit plan, whether direct or indirect, absolute or contingent, which (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (ii) is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, and none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code. “Parent ERISA Affiliate” shall mean any entity (whether or not incorporated) other than Parent that, together with Parent or any Subsidiary, is considered under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.19(d), no Parent Plan provides or other Contract requires Parent or any Subsidiary to provide (or could require Parent or any Subsidiary to provide) for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(e) With respect to the Parent Plans, all required contributions, premiums or other payments that are due have been paid on a timely basis. All liabilities with respect to any Parent Plan have been properly accounted for on the Parent’s Financial Statements in compliance with GAAP.

(f) There do not exist any pending or, to Parent’s Knowledge, threatened claims (other than routine claims for benefits uncontested by third parties), suits, actions, disputes, audits or investigations with respect to any Parent Plan. Each of the Parent Plans is subject only to the Laws of the United States or a political subdivision thereof.

(g) Except as set forth on Schedule 5.19(g), (i) the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Parent Plan (or under any other plan, program or agreement), (ii) none of the Parent Plans (or any other plan, program or agreement) obligates Parent or any Subsidiary to pay separation, severance, termination or other benefits solely or partially as a result of any transaction contemplated by this Agreement, and (iii) the consummation of the transactions contemplated by this Agreement does not obligate Parent or any Subsidiary to make any payment, accelerate or otherwise provide any benefit as a result of a “change in control”, in each case, such that the payment, acceleration or provision of the benefit could be characterized as an “excess parachute payment” within the meaning of such term under Section 280G of the Code.

5.20 Insurance. Except as noted on Schedule 5.20, Parent and its Subsidiaries has not been notified in writing of any defense to coverage by an insurer of Parent or its Subsidiaries in connection with any current claim to coverage asserted or noticed by Parent under or in connection with any of their currently existing insurance policies or bonds (including, in respect of any unexpired policy period). Except as noted on Schedule 5.20, Parent has not received any notice from or on behalf of any insurance carrier issuing currently existing policies or binders (including, in respect of any unexpired policy period) relating to or covering Parent that there will be a cancellation or non-renewal of such currently existing polices or binders (including, in respect of any unexpired policy period). Such insurance policies and bonds are sufficient in all material respects for compliance with all Parent Material Contracts to which Parent is a party or applicable Laws by which Parent is bound.

5.21 Compliance with Laws. Except with respect to environmental matters and all representations and warranties of Parent with respect to such matters made in Sections 5.14(b) and 5.22, which are the sole and exclusive representations and warranties with respect to such matters and except as set forth on Schedule 5.21, Parent and its Subsidiaries have complied, in all material respects, with Laws applicable thereto, or to the business, operations or assets thereof. Neither Parent nor any of its Subsidiaries has received written notice, or to Parent’s Knowledge, any oral notice or unwritten communication of any alleged or actual violation of any applicable Law and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by Parent or its Subsidiaries of, or a substantial failure on the part of Parent or its Subsidiaries to comply with, any applicable Law, or (ii) may give rise to any obligation on the part of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. No investigation or review is pending or, to Parent’s Knowledge, threatened, by any Governmental Body with respect to any violation by Parent or any of its Subsidiaries of any Law or obligation on the part of Parent or its Subsidiaries to take remedial action in respect thereof.

5.22 Environmental Matters.

(a) Except as set forth in Schedule 5.22(a), (i) Parent and its Subsidiaries are currently in compliance, in all material respects, with the provisions of all applicable Environmental Laws which compliance includes but is not limited to obtaining and complying with all applicable Environmental Permits and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in a material manner in the future.

(b) The Environmental Permits listed in Schedule 5.22(b) are the only material Environmental Permits that are required for the conduct of Parent’s business under applicable Environmental Laws as it now being conducted or carried out by Parent and its Subsidiaries. The Parent, or its Subsidiaries, as applicable, has a valid right to operate under each of the Environmental Permits listed at Schedule 5.22(b).

(c) Neither Parent nor any Subsidiary of Parent has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to any Hazardous Substances, or owned or operated any property or facility (including any real property owned, used or leased by Parent or any Subsidiary of Parent or any of their predecessors or Affiliate) that is or has been contaminated by any Hazardous Substance, directly as a result of activities of the Parent or its Subsidiaries, so as to give rise to any current or future material liabilities or obligations pursuant to any Environmental Laws.

(d) Except as set forth in Schedule 5.22(d), neither Parent nor any Subsidiary of Parent has received notice of any pending or threatened actions or proceedings from any Governmental Body regarding any matter relating to Environmental Laws that remain outstanding.

(e) To Parent’s Knowledge, neither Parent nor any Subsidiary of Parent, nor any of their predecessors or Affiliates, has manufactured, sold, marketed, installed or distributed products or items containing asbestos, silica or other Hazardous Substances in material violation of applicable Environmental Laws, and to Parent’s Knowledge, none of the foregoing persons have any material liability with respect to the presence or alleged presence of asbestos, silica or other Hazardous Substances in any product or item or at or upon any property or facility.

(f) Except as set forth in Schedule 5.22(f), neither Parent nor any Subsidiary of Parent has assumed, provided an indemnity with respect to, or otherwise become subject to, material liabilities relating to Hazardous Substances or Environmental Laws.

(g) The Parent has furnished to Company copies of all environmental audits, assessments and reports and all other material environmental documents, dated on or after January 1, 2007, which are in its possession and control and which relate to the past or current operations, real properties or facilities of the Parent, its Subsidiary, any predecessors or Affiliates of the Parent or its Subsidiaries, or any other person whose acts or omissions could foreseeably give rise to or impose any material liability or obligations on the Parent under any Environmental Laws.

5.23 Employment and Labor Matters. To Parent’s Knowledge, Parent and its Subsidiaries, and their respective officers, executives, managers and employees have complied and are in compliance in all material respects with all applicable Laws respecting employment or labor, termination of employment and notice upon termination, fair employment practices and equal opportunity, nondiscrimination, harassment, retaliation, human rights, compensation, withholding, pay equity, immigration, collective bargaining, terms and conditions of employment, workers’ compensation, worker classifications, occupational safety, plant closings and wages and hours. Parent and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body. Except as set forth on Schedule 5.23, in the past three (3) years neither Parent nor its Subsidiaries has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice; nor, to Parent’s Knowledge, has any such action been threatened against Parent or its Subsidiaries. There are no material disputes pending or, to Parent’s Knowledge, threatened, between Parent or its Subsidiaries and any of their employees or former employees or employee organizations. Neither Parent nor its Subsidiaries are a party to any collective bargaining agreement or other labor union or works council contract applicable to persons employed by Parent or its Subsidiaries, nor, to Parent’s Knowledge, are there or have there been in the past three (3) years any activities or proceedings of any labor union to organize any such employees. To Parent’s Knowledge, no key employee, manager or executive has any plans to terminate employment with Parent or its Subsidiaries within twelve (12) months of the date hereof or in connection with the Closing.

5.24 Licenses, Permits and Approvals. The Parent and its Subsidiaries have all Licenses and Permits that are required for the conduct of Parent’s business as it is now being conducted or carried out by Parent or its Subsidiaries.

5.25 SEC Reports.

(a) Parent has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed pursuant to the Exchange Act or the Securities Act, as the case may be, by Parent with the SEC since January 1, 2009 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Filings”). None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Parent SEC Filings that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Filings), the Parent SEC Filings complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Filings, and none of the Parent SEC Filings as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(c) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Since January 1, 2009, the audit committee of the Parent Board has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the financial accounting or auditing methods, principles or practices of Parent and its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Filings.

(d) To Parent’s Knowledge, as of the date hereof, and other than as disclosed in the Parent SEC Filings, there are no: (i) SEC inquiries or investigations pending or threatened or (ii) other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of Parent, except, in the case of clause (ii), such inquiries or investigations that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries.

5.26 Material Customers. The Parent SEC Filings disclose all customers required to be identified as a material customer pursuant to Item 101 of Regulation SK under the Securities Act (a “Material Customer”). Since the date of the Parent Latest Balance Sheet, no Material Customer identified in the Parent SEC Filings has: (i) provided Parent or any Subsidiary with any notice of dispute, or (ii) terminated or materially reduced, restricted, suspended or materially and adversely modified, or given written notice of an intent to terminate or materially reduce, restrict, suspend or materially and adversely modify its relationship with Parent or its Subsidiaries (other than changes to pricing and quantity of products and services which are currently permitted by the arrangements with such Material Customer).

5.27 Undisclosed Liabilities. Except as set forth on Schedule 5.27, neither Parent nor its Subsidiaries have any material obligation or liability, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due which is of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP, other than: (i) liabilities set forth on the liabilities side of, or expressly reserved against on, the Parent Latest Balance Sheet; (ii) liabilities and obligations which have arisen after the date of the Parent Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from noncompliance with any applicable Laws, breach of contract, breach of warranty, tort, infringement or other proceeding); and (iii) liabilities under Parent Material Contracts (in each case, none of which is a liability resulting from breach of such Contract.

5.28 Ownership of Buyer; No Prior Activities. Buyer was formed by Parent solely for the purpose of engaging in the transactions contemplated under this Agreement. All of the outstanding capital stock of Buyer is, and at the Effective Time will be, owned by Parent or a Subsidiary of Parent. Buyer has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, obligations or liabilities of any nature other than those incident to its formation and the transactions contemplated under this Agreement.

5.29 Financing. Buyer has, on the date hereof and will have as of the Closing Date, the financial capability and all sufficient capital necessary to consummate the Merger and the transactions contemplated by this Agreement, including the payment by Parent and Buyer of the Closing Cash Consideration, the Unpaid Company Transaction Expenses, the payoff or refinancing of any Company Indebtedness, and the payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

5.30 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 5 and in the certificates delivered pursuant to Section 2.02(i) and 2.02(i)(xi), Seller and the Company acknowledge that neither Buyer, Parent or its Subsidiaries, nor any other Person has made any representation or warranty (whether express or implied) on behalf of Buyer, Parent or its Subsidiaries, or any of their respective employees, agents or representatives in connection with this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Seller, the Company or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or the negotiation process.

5.31 Disclosure. No representation or warranty by Buyer or Parent in this ARTICLE 5 or in the certificates delivered pursuant to Section 2.02(i)(ii) and 2.02(i)(xi) contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 6

COMPANY AND SELLER COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall carry on its and its Subsidiaries’ businesses according in the ordinary course of business and substantially in the same manner as currently conducted. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall issue its invoices, collect its accounts receivable and pay its obligations in a manner that is consistent with past practice, provided that Company may reduce its Indebtedness on an accelerated basis and reduce the age of its accounts receivable.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet, and prior to the date hereof, would have been required to be disclosed on Schedule 4.07; except for incidents that would require disclosure under Section 4.07(p); provided, that the Company may make cash distributions to Seller in amounts so long as the Company’s Cash on Hand shall not be less than Two Million Dollars ($2,000,000) as of the Closing Date; provided, further, that the Company may renew its existing credit facilities and capital leases, as the case may be, on terms at least as favorable as those terms existing prior to such renewal.

(c) From the date hereof until the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) each of the Company and its Subsidiaries shall not fail to (i) timely file all material Tax Returns required to be filed by it, and all such Tax Returns shall be prepared in a manner consistent with past practice; (ii) timely pay all material Taxes due and payable; and (iii) promptly notify Buyer of any material income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and its Subsidiaries in respect of any material Tax matters, including material Tax liabilities and material Tax refund claims.

(d) From the date hereof until the Closing Date, the Company shall maintain working capital sufficient to meet the Company’s operating expenses, in the ordinary course of business consistent with past practice and the Company’s currently planned operations through the Closing Date, including, currently planned capital expenditures.

6.02 Access. From the date hereof until the Closing Date, the Company shall provide Parent and its authorized representatives (“Parent’s Representatives”) reasonable access, during normal business hours, upon reasonable notice and in a manner so as not to unreasonably interfere with the normal business operations of the Company and its Subsidiaries, to the offices, assets, properties, books and records, agreements and subject to Section 7.05, suppliers, customers, employees and senior management of the Company and its Subsidiaries, in order for Parent to have the opportunity to make such investigation and inspection as it shall reasonably desire as to the affairs of the Company and its Subsidiaries. Parent shall comply and shall cause Buyer, Parent’s Representatives and Buyer’s authorized rrepresentatives to comply with all of their obligations under the Mutual Nondisclosure Agreement, dated as of July 11, 2012, between Parent and the Company (the “Nondisclosure Agreement”), with respect to the information disclosed pursuant to this Section 6.02, and such Nondisclosure Agreement will remain in full force and effect.

6.03 Regulatory Filings.

(a) The Company shall: (i) make any filings required of it or any of its Affiliates under the HSR Act, other antitrust Laws, the Communications Act, and any other Government Body applicable to the transactions contemplated hereby as promptly as practicable but no later than fifteen (15) Business Days following the date hereof; and (ii) promptly comply with any request under the HSR Act, other antitrust Laws, the Communications Act, or other Law for additional information, documents or other materials received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), FCC, or any other Governmental Body in respect of such filings or transactions; and (iii) cooperate with Buyer and Parent in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to Buyer and Parent prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Body under any antitrust Laws with respect to any such filing or such transaction.

(b) The Company shall comply as reasonable and practical upon advice of counsel with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Bodies. Parent shall each be responsible for one hundred percent (100%) of all filing fees incurred or payable under the HSR Act. The Company shall request the filings under the HSR Act to be considered for grant of “early termination.”

(c) The Company shall keep Buyer and Parent apprised of the status of all filings and submissions referred to in Section 6.03(a) above, including, as practicable, and subject to applicable law, promptly furnishing Buyer and Parent with copies of notices or other communications received by the Company in connection therewith and, permitting Buyer and Parent to review in advance any proposed written communication by the Company in connection therewith (and considering in good faith the views of Buyer and Parent in connection therewith).

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) to prohibit the transactions contemplated by this Agreement, the Parties shall use all commercially reasonable efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer nor any of their Affiliates shall be required to bring any proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Body, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Parent, Buyer, any Affiliate of Parent, Buyer the Company or any of their respective Subsidiaries.

6.04 Conditions. The Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 2.01 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01 (other than those to be satisfied at the Closing).

6.05 Exclusive Dealing. During the period from the date of this Agreement through (i) the Closing Date or (ii) the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Seller nor the Company shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any agreement or understanding with, any Person (other than Parent, Buyer and their representatives) concerning any Acquisition Proposal. Each of Seller and the Company will immediately: (x) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (y) notify Parent in writing in the event that any of the foregoing receives any requests for information or proposals relating to any Acquisition Proposal (including the terms of any such proposal and the identity of the maker thereof).

6.06 Updated Disclosures; Interim Financial Statements

(a) From the date hereof until the Closing Date, the Company shall disclose to Parent in writing promptly upon discovery thereof: (i) (in the form of updated Schedules) any material variances from the representations and warranties contained in ARTICLE 4 (the “Updated Disclosures”); (ii) if the employment of any key employee, or group of employees, of the Company or its Subsidiaries is terminated for any reason, whether by the Company or by such key employee, or group of employees; (iii) of any written notice or other communication from any third party relating to a default or event which, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement, under any Material Contract to which the Company or any Subsidiary is a party or is subject; or (iv) of any written notice or other communication from any Person alleging that the consent of such Person is or may be required with respect to a Material Contract in connection with the transactions contemplated by this Agreement; provided, that such disclosure shall not limit or otherwise affect the remedies available hereunder to Buyer or Parent, or the representations or warranties contained in ARTICLE 4, or the conditions to the obligation of Buyer or Parent to consummate the transactions contemplated by this Agreement, except with respect to any Updated Disclosures that disclose underlying events that occurred or circumstances that arose exclusively between the day after the date of this Agreement and the Closing which are delivered to Parent in no event later than three (3) Business Days prior to the Closing (a “Qualifying Updated Disclosure”), which Qualifying Updated Disclosure will be treated as included in the Company’s disclosure schedule solely for the purpose of determining whether an indemnification obligation exists under ARTICLE 9, but such Qualifying Updated Disclosure will not be treated as though it had been included in the Company’s disclosure schedule for the determination of whether the conditions set forth in ARTICLE 2 have been satisfied; provided, however, if Buyer and Parent decide to consummate the Merger after receiving a Qualifying Updated Disclosure, the conditions set forth in ARTICLE 2 shall be deemed to have been satisfied.

(b) From the date hereof until the Closing Date, the Company shall promptly deliver to Parent copies of the monthly consolidated financial statements of the Company and its Subsidiaries (in conformance with the delivery and presentation requirements contained in Section 4.06) as they are finalized, but in no event later than twenty-fifth (25th) day following the last date of such month (the “Monthly Financial Statements”), and within forty-five (45) days of the closing of each fiscal quarter from the date hereof until the Closing Date, the Company shall deliver to Parent copies of reviewed quarterly consolidated financial statements of the Company and its Subsidiaries (in conformance with the delivery and presentation requirements contained in Section 4.06) (the “Quarterly Financial Statements”).

6.07 Financing Process Assistance.

(a) Seller and the Company shall use commercially reasonable efforts, at Parent’s sole expense, to provide such cooperation reasonably requested by Buyer or Parent in connection with the Financing including, without limitation: (i) as promptly as reasonably practicable, providing to Parent and

Buyer all material financial information in their possession with respect to the Company and its Subsidiaries as reasonably requested by Lenders in connection with the Financing, subject to customary confidentiality requirements reasonably acceptable to the Company; (ii) making the Company’s senior officers reasonably available upon reasonable advance notice to participate in a reasonable number of due diligence sessions and presentations with Lenders related to the Financing; (iii) arrange for customary authorization letters to Lenders authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality requirements reasonably acceptable to the Company; (iv)(A) using commercially reasonable efforts to arrange for consents of accountants for use of their reports in any materials relating to the Financing, and (B) reasonably facilitating the pledging of collateral (including, without limitation, commercially reasonable assistance with respect to procuring survey and title for Owned Real Property); (v) furnishing Parent and Lenders the latest financial statements of the Company on a consolidated basis as promptly as reasonably practicable after they have been prepared, subject to customary confidentiality requirements reasonably acceptable to the Company; (vi) reasonably assisting Parent with its preparation for customary rating agency and lender presentations and customary bank offering memoranda, syndication memoranda, lender presentations and other marketing materials or memoranda, including business and financial projections and pro formas reasonably requested by Parent, in connection with the Financing (all such information in this clause (vi), together with the financial statements, the “Financing Information”); provided, that, Seller and the Company shall be given reasonable opportunity to review and comment on any Financing documents and any materials that are to be presented during any presentations and meetings conducted in connection with the Financing; (vii) obtaining the payoff letters and Lien terminations and instruments of discharge contemplated by Section 2.01(f)(x) of this Agreement; and (viii) furnishing Parent and Buyer as promptly as reasonably practicable with such documentation and other information in the Company’s possession which Lenders have determined is required by regulatory authorities in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(b) Each of Seller and the Company, as applicable, shall supplement and keep current the Financing Information provided by them on a reasonably current basis to the extent that any of them become aware that any such Financing Information contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect and provide any supplements reasonably requested by Parent and provide any supplements reasonably requested by Parent.

(c) Any information provided to Parent or Buyer pursuant to this Section 6.07 shall be subject to the Nondisclosure Agreement. The Company hereby consents to the use of the Company’s logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

(d) Buyer and Parent acknowledge and agree that Seller shall not have any responsibility for, or incur any liability to any person under or in connection with the Financing, and that Buyer and Parent shall, on a joint and several basis, indemnify and hold harmless Seller from and against any and all losses suffered or incurred by Seller in connection with the Financing and any information utilized in connection therewith; except with respect to any losses caused by or arising out of information provided by Seller or (prior to the Closing) the Company expressly for use in connection with the Financing to the extent and solely to the extent such information is materially inaccurate, provided, that the foregoing exception to the provisions of this Section 6.07(d) shall not apply to any forecasts or other forward looking information provided by the Seller or (prior to the Closing) the Company.

6.08 Non-Competition; Non-Solicitation. The Parties agree as follows:

(a) Seller and each of Seller’s Affiliates (together, the “Restricted Parties”) agree, for a period of three (3) years after the Closing Date (the “Non-Competition Period”), that they shall not, directly or indirectly, either for himself or for any other Person, own, operate, manage, control, engage in, participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages or proposes to engage in any product or service of the Company as of the Closing Date. Nothing herein shall prohibit the Restricted Parties from: (i) being a passive owner of not less than five percent (5%) of the outstanding stock of any class of securities of a publicly traded corporation engaged in such business, so long as Seller has no active participation in the business of such corporation; or (ii) performing any services for Parent, Buyer or the Surviving Company or any of their respective Subsidiaries post-Closing.

(b) During the Non-Competition Period, the Restricted Parties shall not directly or indirectly through another Person: (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof; (ii) be involved in hiring or hire or employ any person who is or was an employee of the Company or any of its Subsidiaries; (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation the Company or any of its Subsidiaries; or (iv) directly or indirectly acquire or attempt to acquire any business which the Company or any of its Subsidiaries has identified to Seller as a potential acquisition target (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Parent, Buyer or the Company post-Closing. Nothing herein shall prohibit the Restricted Parties from performing any services for Parent, Buyer or the Surviving Company or any of their respective Subsidiaries post-Closing.

(c) If, at the time of enforcement of this Section 6.08, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.

(d) Each Restricted Party recognizes and affirms that in the event of breach by it of any of the provisions of this Section 6.08 money damages would be inadequate and Parent, Buyer and post-Closing, the Surviving Company, would have no adequate remedy at Law. Accordingly, each Restricted Party agrees that Parent, Buyer and post-Closing, the Surviving Company shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and each Restricted Party’s obligations under this Section not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section (including, without limitation, the extension of the Non-Competition Period by a period equal to: (i) the length of the violation of this Section 6.08; plus (ii) the length of any court proceedings necessary to stop such violation). In the event of a breach or violation by any Seller of any of the provisions of this Section 6.08 the running of the Non-Competition Period (but not of such Seller’s obligations under this Section) shall be tolled with respect to such Seller during the continuance of any actual breach or violation.

(e) Each Restricted Party acknowledges and agrees that: (i) the restrictions contained in this Section 6.08 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect the value of capital stock or other equity interests of the Company and any of its Subsidiaries (including, without limitation, the goodwill related thereto) being acquired hereunder; (ii) the Restricted Parties are responsible through their prior efforts for the creation of such value and goodwill as of the Closing Date; and (iii) Parent and Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 6.08.

(f) The Parties hereto acknowledge that the covenant not to compete described in this Section 6.08 is incidental to, and protective of, the Company’s goodwill acquired by Buyer and Parent pursuant to this Agreement and thus the Parties hereto have allocated no portion of the Closing Consideration to such covenant and further agree to report the allocation described in this Section 6.08 consistently to the IRS.

ARTICLE 7

COVENANTS OF PARENT AND BUYER

7.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, Parent shall carry on its and its Subsidiaries’ businesses according in the ordinary course of business and substantially in the same manner as currently conducted.

(b) From the date hereof until the Closing Date, except as (i) set forth on Schedule 7.01(b), or (ii) otherwise provided for by this Agreement, or consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit its Subsidiaries to, take any action which, if taken after the date of the Latest Balance Sheet, and prior to the date hereof, would have been required to be disclosed on Schedule 5.13.

7.02 Access. From and after the Closing until the fifth (5th) anniversary thereof (and subject to any applicable legal or contractual confidentiality limitations restricting the obligations of Parent hereunder), Parent shall cause the Surviving Company to provide Seller and his authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Company and its Subsidiaries solely with respect to periods or occurrences prior to the Closing Date in connection with a reasonable business purpose communicated by Seller to Parent, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Parent shall not, and shall not permit the Surviving Company or its Subsidiaries to, for a period of five (5) years following the Closing Date, intentionally destroy, alter or otherwise dispose of any books and records of the Company or its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.03 Conditions. Buyer and Parent shall use all commercially reasonable efforts to cause the conditions set forth in Section 2.02 hereof to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.02 (other than those to be satisfied at the Closing).

7.04 Regulatory Filings.

(a) Parent shall: (i) make any filings required of it or any of its Affiliates under the HSR Act, other antitrust Laws, the Communications Act, and any other Government Body applicable to the transactions contemplated hereby as promptly as practicable but not later than fifteen (15) Business

Days following the date hereof; and (ii) promptly comply with any request under the HSR Act, other antitrust Laws, the Communications Act, or other Law for additional information, documents or other materials received by it or any of its Affiliates from the FTC, FCC, or any other Governmental Body in respect of such filings or transactions; and (iii) cooperate with the Company in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the Company prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Body under any antitrust Laws with respect to any such filing or such transaction.

(b) Parent shall comply as reasonable and practical upon advice of counsel with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Bodies. Parent shall be responsible for one hundred percent (100%) of all filing fees incurred or payable under the HSR Act.

(c) Parent shall keep the Company and Seller apprised of the status of all filings and submissions referred to in Section 7.04(a) above, including, as practicable, and subject to applicable Law, promptly furnishing the Company with copies of notices or other communications received by Parent in connection therewith and, permitting the Company to review in advance any proposed written communication by Parent or its Affiliates in connection therewith (and considering in good faith the views of the Company in connection therewith).

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) to prohibit the transactions contemplated by this Agreement, the Parties shall use all commercially reasonable efforts to avoid the institution of any such action or proceeding and to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, neither Parent, Buyer nor any of their Affiliates shall be required to bring any proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Body, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Parent, Buyer, any Affiliate of Parent, Buyer the Company or any of their respective Subsidiaries.

7.05 Contact with Business Relations. Prior to the Closing, Buyer, Parent and their respective representatives shall contact and communicate with the employees, clients, customers, suppliers, vendors and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company and Seller (not to be unreasonably withheld, conditioned or delayed).

7.06 Proxy Statement and Special Meeting.

(a) Parent shall, in accordance with applicable Law and Parent’s certificate of incorporation and by-laws: (i) prepare and file with the SEC, as promptly as practicable after the date of this Agreement, but in no event, later than, the later of: (x) fifteen (15) Business Days after the date of this Agreement, or (y) the date that is five (5) days from the date on which Seller has provided all information concerning Seller and the Company which is required by Law to be disclosed in such Proxy Statement (as defined below), a preliminary proxy statement relating to the solicitation of proxies from the stockholders of Parent for the Parent Stockholder Approval and (A) respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and promptly cause a definitive proxy statement (the

“Proxy Statement”), to be mailed to Parent’s stockholders and (B) solicit proxies from its stockholders for the Parent Stockholder Approval and (ii) cause a special meeting of its stockholders (the “Special Meeting”) to be duly called, noticed and held as promptly as practicable after the date of this Agreement for the purpose of obtaining the Parent Stockholder Approval. The Proxy Statement shall include the recommendation of the board of directors of Parent (the “Parent Board”) that stockholders vote in favor of the issuance of the shares of Parent Common Stock pursuant to this Agreement. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries as Parent may reasonably request in connection with the preparation of the Proxy Statement, including, without limitation, selected financial data and management’s discussion and analysis of financial condition and results of operations as required pursuant to the rules and regulations of the SEC.

(b) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporations Law (“DGCL”) in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall use all commercially reasonable efforts to ensure that the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Seller or the Company furnished by Seller or the Company for inclusion in the Proxy Statement). Each of Seller and the Company shall use all commercially reasonable efforts to ensure that the information relating to Seller or the Company, as applicable, supplied by Seller or the Company for inclusion in the Proxy Statement will not, as of the filing date of the Proxy Statement (or any amendment or supplement thereto) or as of the date of the Special Meeting, contain any statement which, at such time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they were made, not false or misleading.

7.07 Seller and Company Expenses. To the extent Parent fails to obtain the Parent Stockholder Approval, Parent shall promptly reimburse the Company for all reasonably documented fees and expenses directly relating to the transactions contemplated by this Agreement, including, reasonable investment banking and legal fees, up to a maximum of Seven Hundred and Fifty Thousand Dollars ($750,000).

7.08 Appointment to the Board of Directors. The Nominating and Governance Committee (the “Nominating Committee”) of the Parent Board will, on or prior to the Closing Date, in accordance with the Nominating Committee’s charter, (i) approve the expansion of the Parent Board to nine (9) members, and (ii) recommend to the full Parent Board that Seller be appointed to serve on the Parent Board as a Class II director (whose term shall expire at the annual meeting of the shareholders of Parent held in 2015, subject to re-nomination and election by the shareholders), and the full Parent Board will approve the expansion of the Parent Board and the appointment of Seller as a member thereon, in each case, effective as of the Closing Date. The Nominating Committee of the Parent Board will, at any time during the two (2) year period following the Closing Date, at the request of Seller and in accordance with the Nominating Committee’s charter, approve a second appointment to the Parent Board by Seller, subject to the approval of the Nominating Committee and the Parent Board acting in accordance with their fiduciary duties (but such approval not to be unreasonably withheld), appoint an additional designee of Seller to serve on the Parent Board as a Class I director.

7.09 Exclusive Dealing.

(a) During the period from the date of this Agreement through (i) the Closing Date, or (ii) the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither Buyer nor Parent shall take or permit any other Person on its behalf to take any action to encourage, initiate or engage in discussions or negotiations with, provide any information to, or enter into any agreement or understanding with, any Person (other than Seller, the Company and their representatives) concerning any Acquisition Proposal with respect to Parent. Each of Buyer and Parent will immediately: (x) cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (y) notify Seller in writing in the event that any of the foregoing receives any requests for information or proposals relating to any Acquisition Proposal (including the terms of any such proposal and the identity of the maker thereof).

(b) Notwithstanding the foregoing, at any time prior to the Closing, Parent may, directly or indirectly through its authorized representatives, (i) furnish information and access, to any Person making an Acquisition Proposal to Parent which was not solicited, initiated, knowingly encouraged or knowingly facilitated by Parent or any of its Subsidiaries, Affiliates or representatives and (ii) may participate in discussions and negotiate with such Person concerning any such unsolicited Acquisition Proposal, if and only to the extent all of the following conditions are met: (A) Buyer and Parent have not breached this Section 7.09(b) in any respect with respect to such Acquisition Proposal, and (B) the Parent Board determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (defined below).

(c) At any time prior to the Closing, and subject to Parent’s compliance at all times with the provisions of this Section 7.09, Parent may terminate this Agreement and enter into an agreement, understanding or arrangement providing for an Acquisition Proposal, if and only to the extent all of the following conditions are met: (A) the Acquisition Proposal has not been withdrawn, (B) the Parent Board determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal, (C) the Parent Board determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of Parent under applicable Law, and (D) only upon the concurrent payment of the applicable termination fee to the Company in accordance with Section 8.01(e).

(d) In addition to the obligations of Parent set forth in Section 7.09(a) and 7.09(b), Parent shall promptly (and in any event within 24 hours after receipt thereof) advise the Company orally and in writing of any Acquisition Proposal received by Parent or any inquiry with respect to or that would reasonably be expected to lead to any Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto). Parent shall (i) keep the Company reasonably informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal or inquiry and (ii) provide to the Company as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Parent or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal.

(e) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by any Person to Parent, which, if consummated, would result in such Person (or its shareholders) owning, directly or indirectly, at least fifty (50%) of the shares of the Parent Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Parent, which the Parent Board determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation and outside counsel, to be (A) more favorable to the shareholders of Parent from a financial point of view than the Merger, assuming for this purpose that both the Acquisition Proposal and Merger would not be consummated and taking into account all the terms and conditions of such proposal, the Person making such proposal and this Agreement and (B) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

7.10 Updated Disclosures. From the date hereof until the Closing Date, Parent shall disclose to the Company in writing promptly upon discovery thereof: (i) (in the form of updated Schedules) any material variances from the representations and warranties contained in ARTICLE 5 (the “Parent Updated Disclosures”); (ii) if the employment of any key employee, or group of employees, of Parent or its Subsidiaries is terminated for any reason, whether by Parent or by such key employee, or group of employees; (iii) of any written notice or other communication from any third party relating to a default or event which, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement, under any Parent Material Contract to which Parent or any Subsidiary is a party or is subject; or (iv) of any written notice or other communication from any Person alleging that the consent of such Person is or may be required with respect to a Parent Material Contract in connection with the transactions contemplated by this Agreement; provided, that, such disclosure shall not limit or otherwise affect the remedies available hereunder to Seller or the Company, or the representations or warranties contained in ARTICLE 5, or the conditions to the obligation of Seller or the Company to consummate the transactions contemplated by this Agreement, except with respect to any Parent Updated Disclosures that disclose underlying events that occurred or circumstances that arose exclusively between the day after the date of this Agreement and the Closing which are delivered to the Company in no event later than three (3) Business Days prior to the Closing (a “Parent Qualifying Updated Disclosure”), which Parent Qualifying Updated Disclosure will be treated as included in Parent’s disclosure schedules solely for the purpose of determining whether an indemnification obligation exists under ARTICLE 9, but such Parent Qualifying Updated Disclosure will not be treated as though it had been included in Parent’s disclosure schedules for the determination of whether the conditions set forth in ARTICLE 2 have been satisfied; provided, however, if Seller and the Company decide to consummate the Merger after receiving a Parent Qualifying Updated Disclosure, the conditions set forth in ARTICLE 2 shall be deemed to have been satisfied.

7.11 Financing. Each of Parent and Buyer shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to obtain the Financing Commitment and the related Financing. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to obtain the Financing Commitment and arrange the Financing (including providing the Company with copies of all proposed Financing Commitments and definitive agreements and other documents related to the Financing). Parent shall give the Company notice as promptly as reasonably practicable upon becoming aware of any breach by any party of either of the Financing Commitment or any termination of the Financing Commitment. Parent shall provide the Company, as promptly as reasonably practicable upon receipt thereof, copies of all proposed Financing Commitments and, once the final Financing Commitment is executed, amendments, modifications, supplements or waivers to the Financing Commitment.

7.12 Release of Guarantees. Buyer and Parent will use commercially reasonable efforts to cause the holders of Company Indebtedness to release and discharge Seller from any personal guarantees with respect to any Company Indebtedness unpaid and assumed by Buyer or Parent, as the case may be, as of the Closing.

7.13 Seller Tax Reimbursement. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a statement of income (the “Income Statement”) for the period from January 1, 2012 up to the Closing Date (the “Adjustment Period”) prepared in a manner consistent with that employed in the preparation of the Closing Date

Balance Sheet provided in Section 1.02(f)(i), including a calculation of the amount by which the earnings of the Company and its Subsidiaries before interest, Taxes, depreciation and amortization during the Adjustment Period exceeds One Hundred Fifty Million Dollars ($150,000,000). In case of such excess, within ten (10) Business Days after Seller’s receipt of the Income Statement, Seller will provide Buyer with a calculation of the difference between: (a) Seller’s income tax liability for the Adjustment Period, taking into account all income in the Income Statement, and (b) Seller’s income tax liability for the Adjustment Period, taking into account only so much of the gross income in the Income Statement as includes the earnings of the Company and its Subsidiaries before interest, Taxes, depreciation and amortization during the Adjustment Period up to One Hundred Fifty Million Dollars ($150,000,000) (such difference in tax liability shall be the “Tax Reimbursement”). Within ten (10) Business Days after Buyer’s receipt of Seller’s calculation of the Tax Reimbursement, Buyer will pay such Tax Reimbursement by wire transfer in immediately available funds to an account designated by Seller. Review of the Income Statement and any dispute relating to the Income Statement, the calculation of the Tax Reimbursement, and resolution of any thereof shall be conducted in a manner consistent with the provisions of Section 1.02(f). Any additional payment made to Seller pursuant to the terms this Section 7.13 shall be deemed to be adjustments, for Tax purposes, to the aggregate Merger Consideration.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a violation or breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by Buyer in its sole discretion or cured by the Company or Seller within thirty (30) calendar days after written notice thereof from Buyer;

(c) by Seller, if there has been a violation or breach by Buyer or Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach has not been waived by Seller in its sole discretion or cured by Buyer or Parent, as applicable, within thirty (30) calendar days after written notice thereof from Seller;

(d) by Seller or Buyer, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or prior to December 31, 2012. Neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(e) by Buyer, concurrently with the entry by Parent into a binding definitive agreement providing for a Superior Proposal; provided, that, (i) Parent has complied in all respects with Section 7.09 and (ii) Parent has previously paid (or concurrently with such termination pays to the Company) a termination fee in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000) in cash by wire transfer in immediately available funds to an account designated by the Company.

8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force or effect, and there shall be no liability on the part of one Party to another, except for (x) any liability of a Party for knowing or willful breaches of the covenants contained in this Agreement occurring prior to the time of such termination, or (y) in the case of a termination by either party if, prior to such termination, all of the conditions set forth in Section 2.01 or 2.02, as applicable, had been satisfied, Seller or Buyer, as applicable, had indicated in writing to the other party that it was ready, willing and able to close, and the other party thereafter failed to consummate the transactions within the time frame for the Closing set forth in Section 1.03; provided that this Section 8.02, Section 7.07 and ARTICLE 11 hereof shall survive the termination of this Agreement in accordance with their terms; provided further that the Nondisclosure Agreement referred to therein, shall survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Nondisclosure Agreement to the contrary, the Nondisclosure Agreement term shall automatically be amended to be extended until the end of such two-year period).

ARTICLE 9

ADDITIONAL COVENANTS AND AGREEMENTS

9.01 Survival.

(a) With respect to any claim or claims for breaches of the representations and warranties contained in ARTICLE 3, ARTICLE 4 and ARTICLE 5 (except for the Fundamental Representations, Company Tax Representations and Company Environmental Representations), no indemnifying party shall be liable with respect to any breach of such representations and warranties in ARTICLE 3, ARTICLE 4 or ARTICLE 5 unless written notice of a claim for indemnification with respect to such breach is given by the indemnified party to Buyer, Parent or Seller, as applicable, on or before the date that is fifteen (15) months after the Closing Date (such date, as applicable, the “Survival Date”), it being understood that so long as such claim for indemnification arises and such written notice is given on or prior to the Survival Date, such representations and warranties shall continue to survive with respect to such claim for indemnification until such claim is resolved.

(b) Notwithstanding the foregoing Section 9.01(a), the time limitation within which to bring any claim for breach of any of the Fundamental Representations, Company Tax Representations or Company Environmental Representations or any breach by any Party of the covenants or agreements made by such Party contained in this Agreement shall be on or before the date that is three (3) years after the Closing Date.

(c) Notwithstanding anything in this Section 9.01 to the contrary, in the event that any breach of any representation or warranty by any of the Company or Seller, on the one hand, or Buyer or Parent, on the other hand, results from criminal activity of any such Party or constitutes fraud or intentional misrepresentation, the representation or warranty shall survive the consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation with respect to such breach.

9.02 Indemnification of Buyer.

(a) From and after the Closing, subject to the provisions of this ARTICLE 9, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Surviving Company), and their respective officers, directors, employees and agents (the “Buyer Indemnitees”), from and against any and all liabilities, obligations, Taxes, deficiencies, demands, claims, suits, actions, causes of action, assessments, fines, forfeitures, civil penalties, losses, costs and expenses (including reasonable attorneys’ fees) (hereinafter individually a “Loss” and collectively “Losses”) suffered or incurred by the Buyer Indemnitees to the extent such Losses result from or arise out of: (i) any breach of any representation or warranty of Seller or the Company contained in ARTICLE 3 or ARTICLE 4 of this Agreement, or any certificate delivered pursuant to Section 2.01(f) hereof (disregarding all materiality or Material Adverse Effect for calculating the amount of such Losses); (ii) any breach of any covenant or agreement by Seller or (prior to Closing) by the Company; (iii) any and all Pre-Closing Taxes; (iv) any Indebtedness in excess of the Company Indebtedness Target or any Company Transaction Expenses, in each case that are not taken into account in the calculation of the Closing Consideration; or (v) any fraud or intentional misrepresentation of Seller or (prior to Closing), the Company.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Buyer Indemnitees shall not be entitled to indemnification for such Loss pursuant to Section 9.02(a)(i) (other than in respect of Fundamental Representations, or the representation in Section 4.25 (Net Working Capital) for which the Deductible Amount shall not apply), Section 9.02(a)(ii) (other than the covenants under Sections 1.02(f) (Post-Closing Adjustments), Section 6.01(d) (Conduct of the Business), and the last sentence of Section 9.10(h) (Refunds), to which the Deductible Amount shall not apply), until the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds on a cumulative basis an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deductible Amount”), and then only to the extent such Losses suffered by Buyer Indemnitees are in excess of the Deductible Amount. All payments under this Section 9.02 shall be treated by the Parties as an adjustment to the Merger Consideration received by Seller pursuant to ARTICLE 1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any indemnification of the Buyer Indemnitees pursuant to Section 9.02(a) (other than in respect of Fundamental Representations, Company Tax Representations and other than the covenants under Sections 1.02(f) (Post-Closing Adjustments) and the last sentence of Section 9.10(h) (Refunds)) (such claims other than claims in respect of Fundamental Representations and Company Tax Representations, Post-Closing Adjustments and the last sentence of Section 9.10(h), collectively, the “Limited Claims”) shall be effected solely by a payment made from the Escrow Shares, in accordance with the terms of the Escrow Agreement, and such payments shall not exceed the Escrow Shares available on any given payment date. If and to the extent that the Escrow Shares are insufficient to cover the Limited Claims, the Buyer Indemnitees’ right to indemnification for the uncovered portion thereof is extinguished. Any indemnification of the Buyer Indemnitees by Seller in respect of Fundamental Representations and Company Tax Representations shall not exceed the Merger Consideration, and shall be payable first from Escrow Shares, to the extent that there are any remaining Escrow Shares available for indemnification, but not limited thereby. Any payment required to be made by Seller to Buyer under Sections 1.02(f) (Post-Closing Adjustments) or the last sentence of Section 9.10(h) (Refunds) shall not be required to come from the Escrow Shares but shall be the direct financial obligation of Seller.

9.03 Indemnification of Seller.

(a) From and after the Closing, subject to the provisions of this ARTICLE 9, Buyer and Parent shall jointly and severally indemnify Seller and his Affiliates, employees and agents (the

“Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by Seller Indemnitees to the extent such Losses arise from or relating to: (i) any breach of any representation or warranty of Buyer or Parent contained in this Agreement, or any certificate delivered pursuant to Section 2.02(f) hereof, (disregarding all materiality or Material Adverse Effect qualifications for calculating the amount of such Loss); (ii) a breach of any covenant or agreement by Buyer or Parent contained in this Agreement requiring performance by Buyer or Parent prior to the Closing or by Buyer, Parent or the Surviving Company and its Subsidiaries after the Closing; (iii) any claim relating to the Company and its Subsidiaries based on events and transactions occurring after the Closing; (iv) Company Indebtedness with respect to any claims made based on events and transactions occurring after the Closing; or (v) any fraud or intentional misrepresentation of Parent or Buyer or (subsequent to Closing), the Surviving Company. All payments under this Section 9.03 shall be treated by the Parties as an adjustment to the Merger Consideration received by Seller pursuant to ARTICLE 1 and shall be the direct financial obligation of Parent, and shall be made promptly to Seller in cash by wire transfer in immediately available funds.

(b) Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnitee would otherwise be entitled to indemnification for a Loss pursuant to this Agreement, the Seller Indemnitees shall not be entitled to indemnification for such Loss pursuant to Section 9.03(a)(i), or Section 9.03(a)(ii) (other than the covenant under Section 1.02(f) (Post-Closing Adjustments), to which the Deductible Amount shall not apply), until the aggregate amount of all Losses eligible for indemnification pursuant to this Agreement exceeds on a cumulative basis the Deductible Amount, and then only to the extent such Losses suffered by Seller Indemnitees are in excess of the Deductible Amount.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any indemnification of the Seller Indemnitees by Buyer pursuant to Section 9.03(a) shall not exceed the Merger Consideration.

9.04 Escrow.

(a) On the Closing Date, the Escrow Shares shall be delivered to the Escrow Agent to be held pursuant to the Escrow Agreement to satisfy claims related to Losses suffered by Buyer Indemnitees.

(b) At the time any payment is due for Losses suffered by Buyer Indemnitees, the amount of Escrow Shares subject to release to Buyer Indemnities from the Escrow Account to cover any Losses suffered by the Buyer Indemnitees shall be satisfied by releasing a number of Escrow Shares to Buyer determined by dividing the amount of such Losses by the Closing Date Stock Price.

9.05 Procedures Relating to Indemnification.

(a) In order for a party to be entitled to seek any indemnification provided for under this Agreement (such party, the “Claiming Party”), in respect of a claim or demand made against the Claiming Party by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third-Party Claim”), such Claiming Party must notify the party to this Agreement that is or may be required to provide indemnification hereunder with respect to such Third-Party Claim (the “Defending Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible but in any event within fifteen (15) days after receipt by such Claiming Party of notice of the Third-Party Claim (or within such shorter time as may be necessary to give the Defending Party a reasonable opportunity to respond to and defend such Third-Party Claim); provided that any delay or failure in giving such notification shall not affect the indemnification provided hereunder except to the extent the Defending

Party shall have been prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Defending Party, within five (5) Business Days after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third-Party Claim.

(b) The Defending Party shall have the right upon written notice to the Claiming Party within fifteen (15) days after receipt from the Claiming Party of notice of such claim, to conduct at the sole cost and expense of the Defending Party the defense against such claim; provided that before the Defending Party assumes control of such defense it must first agree and acknowledge in such notice that the Defending Party is fully responsible (subject to the limitations of Section 9.02) for all Losses relating to such Third-Party Claim (a “Control Notice”); provided further that the Defending Party shall not have the right to assume control of such defense if the Third-Party Claim: (i) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages); (ii) involves criminal allegations; (iii) is one in which the Defending Party is also a party and joint representation would, as determined in each case by the Claiming Party based on advice of outside counsel, be inappropriate or there may be legal defenses available to the Claiming Party which are different from or additional to those available to the Defending Party; (iv) involves a claim which, upon petition by the Claiming Party, the appropriate court rules that the Defending Party failed or is failing to vigorously prosecute or defend; or (v) or is with respect to Taxes (which shall be governed by Section 9.10(g)). In the event that the Defending Party validly delivers a Control Notice, the Claiming Party will reasonably cooperate, at the sole cost and expenses of the Defending Party, with and make reasonably available to the Defending Party such assistance and materials as may be reasonably requested by it, and the Claiming Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Whether or not the Defending Party shall have assumed the defense of a Third-Party Claim, the Claiming Party shall not admit any liability with respect to, and shall not have the right to compromise, settle, discharge or consent to entry of judgment with respect to, such Third-Party Claim without the prior written consent of the Defending Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Claiming Party, the Defending Party will not enter into any settlement of any Third-Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (x) injunctive or other equitable relief would be imposed against the Claiming Party, or (y) such settlement or consent would lead to liability or create any financial obligation on the part of the Claiming Party for which the Claiming Party is not entitled to indemnification hereunder (other than to the extent of the Deductible Amount). If an offer is made to settle a Third-Party Claim, which offer the Defending Party is permitted to settle under this Section 9.05(b) only upon the prior written consent of the Claiming Party, and the Defending Party desires to accept and agree to such offer, the Defending Party will give prompt written notice to the Claiming Party to that effect. If the Claiming Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Claiming Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Defending Party as to such Third-Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Claiming Party through the date such settlement offer is given to the Claiming Party to the extent such amount is otherwise indemnifiable hereunder.

9.06 Mitigation. The Indemnified Parties shall take all actions required by applicable Law to mitigate their Losses which are Indemnifiable hereunder. In the event that a Defending Party makes any payment to a Claiming Party for indemnification for which the Claiming Party could have collected on a claim against a third party (including under any contract and any insurance claims), the Defending Party shall be entitled to pursue claims and conduct litigation on behalf of the Claiming Party and any of its successors to pursue and collect on any indemnification or other remedy available to the Claiming Party thereunder with respect to such claim and generally to be subrogated to the rights of the Claiming Party. Except pursuant to a settlement agreed to by the Defending Party (which agreement shall not be unreasonably withheld or delayed), the Claiming Party shall not voluntarily waive or release any contractual right to recover from a third party any loss subject to indemnification hereby without the prior written consent of the Defending Party, which shall not be unreasonably withheld, conditioned or delayed. The Claiming Party shall, and shall cause its Affiliates (including the Company and its Subsidiary, if applicable) to, cooperate with the Defending Party, at the Defending Party’s expense, with respect to any such effort to pursue and collect with respect thereto.

9.07 Determination of Loss Amount.

(a) Losses for breaches of representations and warranties contained in this Agreement shall be net of any insurance proceeds or third-party payments actually received by and paid to the Claiming Party in each case net of costs and expenses incurred in procuring such recovery and any retro premium adjustments, increases in premium, deductibles or other costs.

(b) Absent fraud or intentional misrepresentation, in no event shall any Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, or punitive damages, except to the extent such damages are awarded against the indemnified party in a Third Party Claim.

(c) No Buyer Indemnitee shall be entitled to any indemnification under this ARTICLE 9 to the extent: (i) such matter was specifically taken into account in determining the Closing Consideration or the Net Working Capital pursuant to Section 1.02; or (ii) that there is included in the Closing Statement a specific liability or reserve relating to such matter.

9.08 Tax Benefits. To the extent that a Claiming Party actually received Tax Benefits as a result of any Loss for which an indemnification payment has been made, such party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Defending Party with respect to such Loss) to the Defending Party as such Tax Benefits are actually received by the Claiming Party. For purposes of the foregoing, “Tax Benefit” means any refund of Taxes paid or any reduction in the amount of Taxes which otherwise would have been paid, in each case in the taxable year of such Loss, calculated on a with and without basis.

(b) Notwithstanding anything to the contrary contained herein, no Tax Benefit shall be required to be paid by an indemnified party to an indemnitor pursuant to this Section 9.08(b) to the extent such Tax Benefit has not been actually realized prior to the tenth (10th) taxable year following the taxable year that the deduction or loss relating to the Loss that gave rise to indemnification hereunder was generated.

9.09 Exclusive Remedy. Except as otherwise provided in this Section 9.09 the provisions of this ARTICLE 9 constitute the sole and exclusive remedies for recovery of Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby. The provisions of this Section 9.09 shall not, however, prevent or limit a cause of action hereunder with respect to (i) fraud or intentional misrepresentation; (ii) disputes under Section 1.02(f) (Post-Closing Adjustments) (which disputes under Section 1.02(f) will be resolved in accordance with the dispute resolution mechanisms set forth therein); (iii) amounts payable by Parent to Seller, or Seller to Parent, as applicable, pursuant to Section 1.02(f) (Post-Closing Adjustments) (which Seller or Parent shall enforce pursuant to Section 1.02(f)); (iv) amounts payable from Seller to Parent pursuant to the last sentence of Section 9.10(h) (Refunds); or (v) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

9.10 Tax Matters.

(a) Conduct of Business with Respect to Taxes. During the period from the date hereof to the Closing Date, without the consent of Buyer, which consent shall not be unreasonably withheld:

(i) none of the Company or any of its Subsidiaries shall make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP); file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, offset or other reduction in liability; consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax Benefit for the Company or any of its Subsidiaries, Buyer or its Affiliates;

(ii) None of the Company or any of its Subsidiaries has taken (or failed to take) or allowed to be taken any action that could result in the failure of the Company to qualify as an S corporation (or, as applicable, a qualified S Corporation subsidiary within the meaning of Section 1361(b)(3)(B of the Code) pursuant to Code Section 1361 (or applicable provisions of state or local Law); and

(iii) each of the Company and its Subsidiaries shall: (A) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice; (B) timely pay all Taxes due and payable; and (C) promptly notify Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Company and its Subsidiaries in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Cooperation. The Company, the Company’s Subsidiaries, Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company and its Subsidiaries relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company or any of its Subsidiaries relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Periods and Straddle Periods. Buyer recognizes that Seller may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company or any of its Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company and each of its Subsidiaries to, retain and maintain such records and information until the later of (i) six (6) years following the Closing Date; and (ii) the applicable statute of limitations with respect to the Tax for which such records or information relate, and allow Seller (and its agents and representatives of Seller) to inspect, review and make copies of such records and information as the shareholders or its agents and representatives of Seller reasonably request from time to time during normal business hours and after appropriate prior notification.

(c) Preparation and Filing of Pre-Closing Period Income Tax Returns of the Company and its Subsidiaries. Seller shall, at Seller’s cost and expense, prepare, or cause to be prepared all Pre-Closing Period Income Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiaries. All such Pre-Closing Period Income Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company or any of its Subsidiaries (as the case may be), except as required by applicable Law. Seller shall deliver or cause to be delivered drafts of all such Pre-Closing Period Income Tax Returns to Buyer for its review at least thirty (30) days prior to the due date and the date of filing of any such Pre-Closing Period Income Tax Return. Seller shall timely file all such Pre-Closing Period Income Tax Returns. Seller shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Income Tax Returns of each of the Company and its Subsidiaries (except such Pre-Closing Taxes to the extent included in Net Working Capital); provided, however, that if any Pre-Closing Period Income Tax Return is due after the Closing and is to be filed (or caused to be filed) by Buyer, Seller shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Income Tax Return, less any amounts with respect to estimated accrued but unpaid income Taxes taken into account in determining the closing consideration pursuant to Section 1.02(b), no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Income Tax Return is filed or the due date of such Pre-Closing Period Income Tax Return. Amounts required to be paid by Seller pursuant to this Section 9.10(c) that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full. In the event that such Pre-Closing Period Income Tax Return reflects any refund, the provisions of Section 9.10(h) (Refunds) shall control. Notwithstanding anything to the contrary in this Section 9.10(c), any Tax Contests for any Pre-Closing Taxes shall be handled in accordance with Section 9.10(g).

(d) Preparation and Filing of Straddle Period and Pre-Closing Period Tax Returns of the Company and its Subsidiaries. Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period and Pre-Closing Period Tax Returns required to be filed by each of the Company and its Subsidiaries after the Closing Date. Buyer shall pay all Taxes required to be paid with respect to such Tax Returns to the extent such Taxes are included in the calculation of Net Working Capital. Seller shall, at Seller’s cost and expense, prepare and timely file, or cause to be prepared and timely file all Pre-Closing Period Tax returns to be filed by each of the Company and its Subsidiaries prior to the Closing Date. Seller shall pay or cause to be paid all Taxes required to be paid with respect to such tax return except to the extent such taxes are included in the calculation of Net Working Capital, in which event such taxes shall be paid by the Buyer. Seller shall pay all Taxes required to paid with respect to such Tax Returns to the extent such Taxes are not included in the calculation of Net Working Capital. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Company and its Subsidiaries, as the case may be, except as required by applicable Law. Buyer shall deliver or cause to be delivered drafts of all such Tax Returns to Seller for its review at least thirty (30) days prior to the due date and date of filing of any such Tax Return, If Seller disputes any item on such Tax Return, it shall notify Buyer (by written notice within fifteen (15) days of receipt of such Tax Return and calculation) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, such draft of such Tax Return and calculation of Seller’s share of the Taxes for such Straddle Period or Pre-Closing Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 9.10(d) only. Buyer and Seller shall negotiate in good faith to resolve any such dispute prior to the due date of such Tax Return. If Buyer and Seller cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountants as promptly as practicable (in accordance with the provisions of this Section 9.10(d)), whose determination shall be final and conclusive for purposes of this Section 9.10(d) only. Without limitation, each Party may submit data and information to the Independent Accountants as such Party deems appropriate. The Independent Accountants shall be instructed to use every reasonable effort to complete its services within fifteen (15) calendar days after submission of the dispute to it, in any case, as soon as practicable after such submission. The fees and expenses of the Independent Accountants shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. No later than three (3) Business Days prior to the earlier of the date a Straddle Period or

Pre-Closing Period Tax Return of any of the Company or any of its Subsidiary is filed or the due date of such Tax Return, Seller shall pay (in immediately available funds) to Buyer the amount of all Pre-Closing Taxes required to be paid by the Seller with respect to such Tax Return (determined pursuant to this Section 9.10(d)), less any amounts with respect to estimated accrued but unpaid income Taxes taken into account in determining the closing consideration pursuant to Section 1.02(b). Any Tax Contests for any Pre-Closing Taxes shall be handled in accordance with Section 9.10(g).

(e) Transfer Taxes. Buyer shall pay fifty percent (50%) of and Seller shall pay fifty percent (50%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Seller shall cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(f) Computation of Liabilities. To the extent permitted or required, the taxable year of each of the Company and its Subsidiaries that includes the Closing Date shall close as of the end of the Closing Date. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i) Taxes of the Company and its Subsidiaries (including, as applicable, the Company and its Subsidiaries’ allocable share of Taxes) not described in Section 9.10(f)(ii) (e.g., such as real property Taxes), the determination of the Taxes of the Company and its Subsidiaries (including, as applicable, the Company and its Subsidiaries’ allocable share of Taxes) for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii) Taxes of the Company and its Subsidiaries (including, as applicable, the Company and its Subsidiaries’ allocable share of Taxes) (e.g., Taxes: (A) based on the income or receipts of the Company or any of its Subsidiaries for a Straddle Period; and (B) imposed in connection with any sale or other transfer or assignment of property, other than Transfer Taxes described in Section 9.10(e), for a Straddle Period); and (C) withholding Taxes relating to a Straddle Period, the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company and its Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date.

(g) Tax Contests.

(i) Buyer and/or Parent shall deliver a written notice to Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of any of the Company or its Subsidiaries for which Sellers may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer and Parent) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”) within thirty (30) Business Days of receipt of such Tax Claim Notice; provided, however, that the failure or delay to so notify Seller shall not relieve Seller of any obligation or liability that Seller may have to Buyer or Parent, except to the extent that Seller demonstrates that Seller is adversely prejudiced thereby.

(ii) With respect to Tax Contests for Taxes of each of the Company and its Subsidiaries for a Pre-Closing Period, Seller may elect to assume and control the defense of such Tax Contest by written notice to Buyer and Parent within thirty (30) days after delivery by Buyer and/or Parent to Seller of the Tax Claim Notice. If Seller elects to assume and control the defense of such Tax Contest, Seller (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner, provided, however, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), provided, further, that Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest related to Tax that was or should have been reported on a Pre-Closing Period Tax Return without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned)if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Buyer, Parent or any Affiliates for any Tax period ending after the Closing Date. If Seller elects to assume the defense of any Tax Contest, Seller shall (x) keep Parent reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Parent of any material correspondence between Seller and any Taxing Authority, and (y) provide such cooperation and information as Parent shall reasonably request.

(iii) In connection with any Tax Contest that relates to Taxes of each of the Company and its Subsidiaries for a Pre-Closing Period that (A) Seller does not timely elect to control pursuant to Section 9.10(g)(ii) or (B) Seller fails to diligently defend, such Tax Contest shall be controlled by Parent (and the Seller shall reimburse Parent for all reasonable costs and expenses incurred by Parent relating to a Tax Contest described in this Section 9.10(g)(iii)) and Seller agrees to cooperate with Parent in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 9.10(g)(iii) and controlled by the Buyer, the Buyer shall (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Parent sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own costs and expenses, Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(iv) In connection with any Tax Contest for Taxes of each of the Company and its Subsidiaries for any Straddle Period, such Tax Contest shall be controlled by Parent;

provided, that Parent shall not settle or compromise (or take such other actions described herein with respect to) any Tax Contest without the prior written consent of Seller, such consent not to be unreasonable withheld, conditioned or delayed. Parent shall (x) keep Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Seller of any related correspondence and shall provide Seller with an opportunity to review and comment on any material correspondence before Parent sends such correspondence to any Taxing Authority), (y) consult with Seller in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Seller shall reasonably request, and, at its own costs and expenses, Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests). Notwithstanding anything to the contrary in this Section 9.10(g)(iv) and for the avoidance of any doubt, Parent, in its sole discretion, may settle or compromise (or take such other actions described herein with respect to) any Tax Contest of a Straddle Period which relates and affects only a Post Closing Period.

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 9.10(g).

(h) Refunds. Parent may, at its option, cause any of the Company or its Subsidiaries to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period. Parent shall promptly notify Seller of and pay (or cause to be paid) to Seller (i) any refund of Taxes paid by any of the Company or its Subsidiaries for any Pre-Closing Period actually received by the Company or any of its Subsidiaries, (ii) a portion of any refund of Taxes paid by any of the Company or its Subsidiaries for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 9.10(f) hereof) actually received by the Company or any of its Subsidiaries, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on Parent, Buyer, the Company or the Company’s Subsidiaries (or any of their respective Affiliates) resulting from such refund; provided, however, that Seller shall not be entitled to any refund (x) to the extent such refund relates to a carryback of a Tax attribute from any period ending after the Closing Date and (y) any refund that was taken into account for the purposes of calculating the Net Working Capital. Buyer or Parent, as applicable, shall pay (or cause to be paid) the amounts described in the second sentence of this Section 9.10(h) within ten (10) Business Days after the actual receipt of the Tax refund giving rise to Buyer’s or Parent’s obligation, as applicable, to make payment hereunder with respect thereto. At Seller’s request, Buyer and Parent, as applicable, shall reasonably cooperate with Seller in obtaining any such refunds for which Seller is entitled pursuant to this Section 9.10(h), including through the filing of amended Tax Returns or refund claims as prepared by Seller, at Seller’s expense; provided, however, that any such amended Tax Return shall be prepared by Seller, Seller shall deliver or cause to be delivered drafts of any such amended Tax Return to Parent for its review prior to the time such amended Tax Return may be filed and any such amended Tax Return shall be subject to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that Parent and/or Buyer shall not be required to cooperate with Seller in obtaining such refunds (or, notwithstanding anything to the contrary contained herein, consent to the filing of such amended Tax Return) if such refund could reasonably be expected to adversely affect Parent, Buyer, the Company or the Company’s Subsidiaries (or any of their respective Affiliates) in any Straddle Period (relating to the portion of such Straddle Period beginning after the Closing Date) or Post-Closing Period. To the extent that Buyer or Parent, as applicable, has paid a Tax refund to Seller and all or a portion of such Tax refund has subsequently been determined to be due and owed to a Governmental Body under the procedures of Section 9.10(g) or otherwise, Seller shall return to Buyer such amounts of such refund which have been determined to be due and owed to such Governmental Body.

(i) Payments. Notwithstanding anything to the contrary contained in this Agreement (but subject to this Section 9.10), payment by Seller of any amount due related or attributable to Taxes or Tax Returns pursuant to this Agreement shall be made within three (3) Business Days following written notice by Parent or Buyer, as applicable, that payment of such amounts to the appropriate Taxing Authority is due (or, in connection with this Agreement, is required to be paid by Seller to Parent or Buyer, as applicable, or are the responsibility of Seller in whole or in part); provided, however, that Seller shall not be required to make any payment earlier than three (3) Business Days before it is due (without regard to any extensions for filing the applicable Tax Return) to the appropriate Taxing Authority or, in connection with any Tax Contest, prior to the (3) Business Days after the final resolution of such Tax Contest. Amounts required to be paid by Seller for Taxes or otherwise that are not paid on or prior to the date specified herein shall accrue interest at the simple rate of eight percent (8%) per annum until paid in full.

(j) Intermediary Transaction Tax Shelter. Parent and Buyer shall not take any action with respect to the Company and any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notices 2001-16 and 2008-111.

(k) Tax-Free Reorganization. Each of the Company, Buyer, Parent and Seller shall (A) use its best efforts (i) to cause the Merger to constitute a reorganization under Section 368(a)(1)(A) of the Code, (ii) not to take any action either before or after consummation of the Merger that could prevent or impede the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code, and (iii) to comply with the representations in Section 5.16 and (B) will not file any Tax Return inconsistent herewith unless required to do otherwise by applicable Law.

9.11 Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE 10

DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“Acquisition Proposal” means, with respect to the Company or Parent, as the case may be, any proposal relating to a possible: (i) merger, consolidation or similar transaction involving the Company or Parent, or any of their respective Subsidiaries; (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or Parent, or any of their respective Subsidiaries; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share or membership unit exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) of the Company or Parent, or any of their respective Subsidiaries; (iv) liquidation, dissolution, or other similar type of transaction with respect to the Company, or its Subsidiaries; or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“Acquisition Target” has the meaning set forth in Section 6.08(a).

“Adjustment Period” has the meaning set forth in Section 7.13.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 1.01(a).

“Audited Financial Statements” has the meaning set forth in Section 4.06.

“Business Day” means any day where nationally recognized banks are open to conduct business in New York.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash, cash equivalents, marketable securities and deposits with third parties (including landlords), in each case determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.

“Certificate of Merger” has the meaning set forth in Section 1.01(a).

“Claiming Party” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Cash Consideration” has the meaning set forth in Section 1.02(b).

“Closing Certificate” has the meaning set forth in Section 1.02(e).

“Closing Consideration” has the meaning set forth in Section 1.02(b)(v).

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.02(f)(i).

“Closing Date Stock Price” means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported on the NYSE for each of the five (5) consecutive trading days ending on the third trading day preceding the Closing Date (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as mutually chosen by the Parties).

“Closing Statement” has the meaning set forth in Section 1.02(f)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Environmental Representations” means the representations and warranties set forth in Section 4.16 (Environmental Matters).

“Company Indebtedness” means all Indebtedness of the Company and its Subsidiaries described in Schedule 2.01(f)(xi) and to be paid or assumed by Buyer or Parent, as the case may be, including all prepayment penalties and premiums and other fees, expenses and other amounts payable as a result of any prepayment or discharge of such Indebtedness as determined as of the Effective Time.

“Company Indebtedness Target” means One Hundred Fifty Million Dollars ($150,000,000) plus any fees, penalties or premiums payable as a result of the assumption of Company Indebtedness by Buyer or Parent.

“Company Intellectual Property” has the meaning set forth in Section 4.11(b).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.11(c).

“Company Tax Representations” means the representations and warranties set forth in Section 4.09 (Tax Matters).

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses, incurred by or on behalf of the Company or its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby or relating to bonuses, including, without limitation, (i) all investment banking, legal and accounting fees, costs and expenses; (ii) any fees and expenses associated with obtaining necessary or appropriate consents or approvals of any Governmental Authority (which, for the avoidance of doubt, shall exclude any filing fees under the HSR Act) or any other third party; (iii) all brokers’ or finders’ fees; (iv) all sale, change-of-control, “stay-around,” retention, or similar bonuses, compensation or payments to current or former directors, employees and other service providers of the Company and its Subsidiaries paid or payable as a result of or in connection with the transactions contemplated hereby; (v) any Taxes borne or to be borne by the Company or its Subsidiaries (including any Taxes incurred in connection with the exercise of, or payments made in respect of, any equity incentive compensation), and (vi) any expenses of Seller pursuant to Section 11.02.

“Company Unit” has the meaning set forth in the recitals hereto.

“Company Wells” has the meaning set forth in Section 4.08(d).

“Company’s Knowledge” means the actual knowledge after due inquiry of Mark D. Johnsrud, Brian Goldberg, Kirk Johnson, Dan Sechrist, Wayne Perdue, Brinda Kleppen and Terry Moe.

“Communications Act” means the Communications Act of 1934, as amended.

“Contract” means any legally binding written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or arrangement.

“Control Notice” has the meaning set forth in Section 9.05(b).

“Current Assets” means the following current assets of the Company and its Subsidiaries: Cash on Hand, accounts receivable (excluding accounts receivable aged over ninety(90) days from invoice date), other receivables, inventory and prepaid expenses, in each case calculated in a manner consistent with GAAP and past practice and as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries including accounts payable, accrued expenses, security deposits payable, payroll payable, payroll taxes/deductions payable and real property taxes, in each case calculated in a manner consistent with GAAP and past practice and as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies; provided, however, that Current Liabilities do not include any Company Indebtedness, or any interest accrued with respect thereto, or any Company Transaction Expenses.

“Customs-Trade Partnership Against Terrorism” (C-TPAT) is an initiative of the Customs and Border Protection (CBP) agency of the U.S. Department of Homeland Security implemented in partnership with private companies to help protect the supply chain.

“Deductible Amount” has the meaning set forth in Section 9.02(b).

“Defending Party” has the meaning set forth in Section 9.05(a).

“Delaware Department” has the meaning set forth in Section 1.01(a).

“DGCL” has the meaning set forth in Section 7.06(b).

“Disputed Items” has the meaning set forth in Section 1.02(f)(iv).

“DLLCA” has the meaning set forth in Section 1.01(a).

“EDGAR” means the SEC’s Electronic Data Gathering and Retrieval system.

“Effective Time” has the meaning set forth in Section 1.01(a).

“Environmental Laws” means, as in effect on or prior to the Closing, all federal, state and local laws, statutes, regulations, ordinances, and rules of common law, and similar provisions having the force or effect of Law relating to pollution or protection of human health or the environment, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of or exposure to Hazardous Substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.) and The Occupational Safety and Health Act (“OSHA”).

“Environmental Permits” has the meaning set forth in Section 4.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.13(d).

“Escrow Account” means the account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Parent, Seller and the Escrow Agent.

“Escrow Shares” means ten million (10,000,000) shares of Parent Common Stock issued as of the Closing Date to be held in escrow pursuant to the terms of the Escrow Agreement.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of the Closing Date set forth on the Closing Certificate.

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 1.02(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means Federal Communications Commission.

“Federal Railroad Administration” means the agency within the U.S. Department of Transportation created by the Department of Transportation Act of 1966 (49 U.S.C. 103, Section 3(e)(1)).

“Financial Statements” has the meaning set forth in Section 4.06.

“Financing” means the loans and other financial accommodations from the Lenders in the amounts described in the Financing Commitment, the net cash proceeds of which will be sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including the payment by Parent and Buyer of the Closing Cash Consideration, the Unpaid Company Transaction Expenses, the payoff or refinancing of any Company Indebtedness, and the payment of any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement.

“Financing Commitment” means the executed debt commitment letter and related term sheets from the Lenders, pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to provide Parent and Buyer with the Financing.

“Financing Information” has the meaning set forth in Section 6.07.

“Firm” has the meaning set forth in Section 1.02(f)(iv).

“FIRPTA Certificate” has the meaning set forth in Section 2.01(f)(x).

“FMCSA” has the meaning set forth in Section 4.08(a).

“Frac Fluid” means fluids and associated proppants used in the hydraulic fracturing process to hydraulically induce cracks in a target formation.

“FTC” has the meaning set forth in Section 6.03(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Competence, Valid and Binding Agreement), Section 3.03 (Ownership), Section 4.03 (Authorization, Valid and Binding Agreement), Section 4.05 (Capitalization) and Section 4.19 (Brokerage).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2011.

“Governmental Body” means any federal, state, local, municipal, or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substances” mean (a) any chemical, material or substance defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutant,” “contaminant,” “pollutant,” “toxic substance” or words of similar meaning and effect under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which are prohibited, limited or regulated by any Governmental Body, including, but not limited to, salt water and Frac Fluids.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Statement” has the meaning set forth in Section 7.13.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations of such Person: (i) for borrowed money (principal and interest); (ii) evidenced by bonds, debentures, notes or other similar instruments or under swaps hedges or similar instruments (other than commodity hedges entered into in the ordinary course of business); (iii) under letters of credit; (iv) created or arising under any conditional sale or other title retention agreement with respect to acquired property; (v) under any capitalized leases; (vi) secured by a Lien (other than a Permitted Lien) on any of such Person’s assets; (vii) for employee pension benefit and deferred compensation plans as of the Closing; (viii) for accrued but unpaid interest and unpaid prepayment penalties or premiums that are payable in connection with retirement or prepayment in respect of any of the foregoing; and (ix) for guarantees of another Person in respect of any of the foregoing. Notwithstanding anything to the contrary contained herein, in the case of the Company and its Subsidiaries, “Indebtedness” does not include operating leases.

“Independent Accountants” means an independent accounting firm of recognized national standing mutually selected by Seller and Buyer.

“Intellectual Property” means all intellectual property rights throughout the world, including all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith); trade names; Internet domain name registrations; inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations-in-part, extensions and reexaminations thereof; copyrights and registrations and registration applications therefor, including copyrights in software and databases; trade secrets, know-how, and confidential and proprietary information.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“International Fuel Tax Agreement” means the International Fuel Tax Agreement managed and administered by the International Fuel Tax Association, Inc., an Arizona not-for-profit corporation.

“IRS” means the United States Internal Revenue Service.

“Item 601 of Regulation S-K” has the meaning set forth in Section 5.17(a).

“Latest Balance Sheet” has the meaning set forth in Section 4.06.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Body (including any edicts or decrees applicable to Seller), including, without limitation, all regulations or rules of the Federal Motor Carrier Safety Administration.

“Lease(s)” has the meaning set forth in Section 4.08(b).

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Lenders” means the financial institutions which have committed to provide the loans and other financial accommodations described in the Financing Commitment.

“Licenses and Permits” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, memberships, accreditations, bonds, consents, orders or similar authorizations, or any waivers of or exceptions to the foregoing, issued by any Governmental Body.

“Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance or charge of any kind (including any conditional sale or other title retention agreement, but excluding applicable federal and state securities Law restrictions) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law).

“Limited Claims” has the meaning set forth in Section 9.02(c).

“Listed IP” has the meaning set forth in Section 4.11(a).

“Loss” and “Losses” has the meaning set forth in Section 9.02(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has been or is reasonably likely to be materially adverse to the assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be (in each case, taken as a whole); provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (ii) any changes generally affecting the industry in which the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, participate or the markets in which they operate; (iii) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Body or the interpretation thereof; (iv) changes in GAAP; (v) any effect of earthquakes, hurricanes, floods or other natural disasters; (vi) any effect of acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof; (vii) any failure, in and of itself, by the Company and its Subsidiaries to meet any written or oral projections, estimates or budgets for any period (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect); (viii) the execution of this Agreement or the announcement or pendency of the transactions contemplated by this Agreement; (ix) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any related action, and (x)(A) with respect to the Company and its Subsidiaries, the taking of any action by, or requested by, Buyer or Parent, or (B) with respect to Parent and its Subsidiaries, the taking of any action by, or requested by, Seller or the Company; provided, that, in the case of the foregoing clauses (i), (ii) and (iii), except to the extent that such matters disproportionately impact the Company and its Subsidiaries, on the one hand, or Parent and its Subsidiaries, on the other hand, as the case may be (in each case, taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, operate.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customers” has the meaning set forth in Section 5.26.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.02(a).

“Monthly Financial Statements” has the meaning set forth in Section 6.06(b).

“NDLLCA” has the meaning set forth in Section 1.01(a).

“Net Decrease in the Closing Cash Consideration” means the negative amount, if any, of the sum of (i) (a) the amount by which the Net Working Capital is greater than the Estimated Net Working Capital, or (b) the amount by which the Net Working Capital is less than the Estimated Net Working Capital, plus (ii) the amount by which the Company Indebtedness is greater than or less than the Company Indebtedness Target, plus (iii) the amount by which the Unpaid Company Transaction Expenses is greater than or less than the Estimated Unpaid Company Transaction Expenses.

“Net Increase in the Closing Cash Consideration” means the positive amount, if any, of the sum of (i) (a) the amount by which the Net Working Capital is greater than the Estimated Net Working Capital, or (b) the amount by which the Net Working Capital is less than the Estimated Net Working Capital, plus (ii) the amount by which the Company Indebtedness is greater than or less than the Company Indebtedness Target, plus (iii) the amount by which the Unpaid Company Transaction Expenses is greater than or less than the Estimated Unpaid Company Transaction Expenses.

“Net Working Capital” means (i) all Current Assets of the Company and its Subsidiaries as of the Closing Date, minus (ii) all Current Liabilities of the Company and its Subsidiaries as of the Closing Date. The determination of Estimated Net Working Capital and the calculation of Net Working Capital on the Closing Statement shall be determined or calculated in the same manner.

“Net Working Capital Target” means the Net Working Capital of the Company and its Subsidiaries calculated as of the last day of the calendar month immediately preceding the Closing Date or if the Closing Date shall occur prior to the 15th day of a month, calculated as of the last day of the second calendar month preceding the Closing Date, provided that for purposes of determining the Net Working Capital Target the Cash on Hand to be included in Current Assets shall not be less than Two Million Dollars ($2,000,000).

“Nominating Committee” has the meaning set forth in Section 7.08.

“Nondisclosure Agreement” has the meaning set forth in Section 6.02.

“Non-Competition Period” has the meaning set forth in Section 6.08(a).

“North Dakota Department” has the meaning set forth in Section 1.01(a).

“NYSE” means the New York Stock Exchange.

“Objections Statement” has the meaning set forth in Section 1.02(f)(iv).

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and shareholders agreement (if any); (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document; and (v) with respect to any other Person, its comparable Organizational Documents.

“Owned Real Property” has the meaning set forth in Section 4.08(c).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Audited Financial Statements” has the meaning set forth in Section 5.12.

“Parent Board” has the meaning set forth in Section 7.06(a).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent ERISA Affiliate” has the meaning set forth in Section 5.19(d).

“Parent Financial Statements” has the meaning set forth in Section 5.12.

“Parent Intellectual Property” has the meaning set forth in Section 5.18(a).

“Parent Interim Financial Statements” has the meaning set forth in Section 5.12.

“Parent’s Knowledge” means the actual knowledge after due inquiry of Richard J. Heckmann, W. Christopher Chisholm, Charles Gordon, Brian Anderson, James Devlin and Damian Georgino.

“Parent Latest Balance Sheet” has the meaning set forth in Section 5.12.

“Parent Material Contracts” has the meaning set forth in Section 5.17(a).

“Parent Owned Intellectual Property” has the meaning set forth in Section 5.18(b).

“Parent Plans” has the meaning set forth in Section 5.19(a).

“Parent Qualifying Updated Disclosure” has the meaning set forth in Section 7.11.

“Parent’s Representatives” has the meaning set forth in Section 6.02.

“Parent SEC Filings” has the meaning set forth in Section 5.25.

“Parent Stockholder Approval” means the approval by the stockholders of Parent of the issuance of the shares of Parent Common Stock pursuant to this Agreement by a majority of the votes cast on the proposal in accordance with NYSE Rule 312.03.

“Parent Updated Disclosures” has the meaning set forth in Section 7.11.

“Parent Wells” has the meaning set forth in Section 5.14(b).

“Parties” shall mean Buyer, Parent, the Company and Seller.

“Patriot Act” means the USA PATRIOT Act of 2001 as amended, supplemented or modified from time to time.

“Pension Plans” has the meaning set forth in Section 4.13(a).

“Permits” means licenses, certificates, consents, franchises, permits, approvals or other similar authorizations issued by any Governmental Body.

“Permitted Liens” means: (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries, on the one hand, or Parent or its Subsidiaries, on the other hand, as the case may be, provided that such contests are accrued on the Parent Financial Statements or Financial Statements of the Company, as the case may be, in accordance with GAAP; (ii) landlords’, mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries, on the one hand, or Parent or its Subsidiaries, on the other hand, as the case may be, provided that such contests are accrued on the Parent Financial Statements or Financial Statements of the Company, as the case may be, in accordance with GAAP; (iii) zoning, entitlement, building and other land use regulations or codes imposed by Governmental Bodies having jurisdiction over the Leased Real Property or the Owned Real Property, on the one hand, or the Parent Wells, on the other hand, as the case may be which are not violated in any material respect by the current use and operation of the applicable property or wells and which violations would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on the present use thereof; (iv) purchase money liens and Liens securing rental payments under capital lease arrangements, which are included in Indebtedness; (v) easements, rights-of-way, covenants, conditions and restrictions and other similar matters or encumbrances of title affecting the Leased Real Property or the Owned Real Property, on the one hand, or the Parent Wells, on the other hand, as the case may be; including, without limitation, any matters or exceptions that would be disclosed by a current title commitment and/or current surveys, which would not be reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the present use thereof, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (vii) those matters identified on the attached Schedule 10.01; and (viii) Liens created by any act of Parent or Buyer, on the one hand, or Seller or the Company, on the other hand, as the case may be.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body.

“Plans” has the meaning set forth in Section 4.13(a).

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Period Income Tax Return” means any income Tax Return relating to a Pre-Closing Period to the extent such Tax Return relates to Tax imposed upon the shareholder, member or partner of the entity filing such Tax Return (as opposed to Tax liability imposed upon the filing entity).

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period, other than a Pre-Closing Period Income Tax Return.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all Pre-Closing Periods, (ii) any and all Taxes of or imposed on the Company or any of its Subsidiaries for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 9.10(c) hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which the Company or any of its Subsidiaries (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (iv) any and all Transfer Taxes required to be paid by Seller pursuant to Section 9.10(e), and (v) any and all Taxes of or imposed on Seller or his Affiliates including Taxes of Seller or his Affiliates imposed on Buyer or any of its Affiliates, the Company or the Company’s Subsidiary as a result of transferee, successor or similar liability (excluding bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; provided, however, that “Pre-Closing Taxes” shall not include Taxes to the extent such Taxes are reflected in the final Net Working Capital. Notwithstanding anything to the contrary set forth herein: “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period or portion thereof beginning after the Closing Date. Notwithstanding anything to the contrary set forth herein: (x) in determining U.S. federal and applicable state, local and foreign income Taxes of or imposed on the Company or any of its Subsidiaries pursuant to this definition (including clauses (i) and (ii) hereof) related or attributable to any entity treated as a partnership for U.S. federal or state, local or foreign income Tax purposes, the taxable income of the Company or such Subsidiary (as the case may be) shall be determined as if the taxable year of the Company or such Subsidiary treated as such a partnership closed on the Closing Date and (y) “Pre-Closing Taxes” means the amount of Taxes which would have been payable or paid without taking into account any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period beginning after the Closing Date.

“Proceeding” has the meaning set forth in Section 4.12.

“Proxy Statement” has the meaning set forth in Section 7.06(a).

“Qualifying Updated Disclosure” has the meaning set forth in Section 6.06(a).

“Quarterly Financial Statements” has the meaning set forth in Section 6.06(b).

“Restricted Parties” has the meaning set forth in Section 6.08(a).

“Review Period” has the meaning set forth in Section 1.02(f)(ii).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 as amended, supplemented or modified from time to time, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Employment Agreement” has the meaning set forth in Section 2.01(f)(v).

“Seller Indemnitees” has the meaning set forth in Section 9.03(a).

“Special Meeting” has the meaning set forth in Section 7.06(a).

“Stock Consideration” has the meaning set forth in Section 1.02(b)(i).

“Stockholders’ Agreement” has the meaning set forth in the Recitals hereto.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, association, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. For the purposes of this definition, a Person or Persons shall also include all successors in interest. Notwithstanding the above definition, the Parties agree that Dodge Water Depot, LLC is not a Subsidiary of the Company for purposes of this Agreement.

“Superior Proposal” has the meaning set forth in Section 7.09(e).

“Survival Date” has the meaning set forth in Section 9.01(a).

“Surviving Company” has the meaning set forth in Section 1.01(b).

“Tax” or “Taxes” shall mean all (i) taxes, charges, withholdings, fees (including vehicle registration fees), levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, fuel, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with: (a) any item described in clause (i); or (b) the failure to comply with any requirement imposed with respect to any Tax Return; and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of any multistate apportionment program (such as the Unified Carrier Registration Act, the International Registration Plan or the International Fuel tax Agreement), contract, assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Benefit” has the meaning set forth in Section 9.08.

“Tax Claim Notice” has the meaning set forth in Section 9.10(g)(i).

“Tax Contest” has the meaning set forth in Section 9.10(g)(i).

“Tax Reimbursement” has the meaning set forth in Section 7.13.

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Body that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Body.

“Third-Party Claim” has the meaning set forth in Section 9.05(a).

“Top Customers” has the meaning set forth in Section 4.21(a).

“Top Suppliers” has the meaning set forth in Section 4.21(b).

“Transfer Taxes” has the meaning set forth in Section 9.10(e).

“Treasury Regulations” shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Unified Carrier Registration Act” means the Unified Carrier Registration Act of 2005 (49 U.S.C. Section 14504a).

“Uniform Commercial Code” means the Uniform Commercial Code as amended, supplemented or modified from time to time.

“Unpaid Company Transaction Expenses” has the meaning set forth in Section 1.02(f)(i).

“Updated Disclosures” has the meaning set forth in Section 6.06(a).

“Voting Agreement” has the meaning set forth in the recitals hereto.

10.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means “including without limitation.”

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 11

MISCELLANEOUS

11.01 Press Releases and Communications. The initial press release or public announcement with respect to the execution of this Agreement, or any announcement or communication to the employees, customers or suppliers of the Company, shall be a joint press release, announcement or communication to be reasonably agreed upon by Parent and the Company. Thereafter, to the extent feasible, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement)

with respect to the Merger, this Agreement or the other transactions contemplated hereunder without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by the applicable rules of the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party unless in the good faith assessment of the party seeking to issue or cause the publication of such press release or other public announcement such prior consultation is not reasonably practicable).

11.02 Expenses. Except as otherwise expressly provided herein, each of Buyer, Parent, the Company and Seller shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the Business Day following the day on which the same has been delivered to a recognized overnight delivery service (charges prepaid) or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:

Notices to Buyer or Parent (and, after the Closing, the Company):

Heckmann Corporation

300 Cherrington Parkway, Suite 200

Coraopolis, Pennsylvania 15108

Facsimile: (412) 291-3142

Attention: Damian Georgino

E-mail: damian.georgino@heckmanncorp.com

with a copy to (which shall not constitute notice):

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Facsimile: (412) 288-3063

Attention: Nicholas Bonarrigo

E-mail: nbonarrigo@reedsmith.com

Notices to Seller and the Company:

Badlands Energy, LLC

3711 4th Avenue NE

Watford City, North Dakota 58854-7027

Facsimile: (701) 842-4741

Attention: Mark D. Johnsrud, President

with a copy to (which shall not constitute notice):

Jenner & Block LLP

919 Third Avenue

New York, NY 10022

Facsimile: (212) 909-0834

Attention: Kevin Collins

E-mail: kcollins@jenner.com

11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Buyer may assign this Agreement to any Subsidiary of Buyer or of Parent, or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of any financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refunds or renewals thereof, provided that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement.

11.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.06 No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The disclosure schedules attached to this Agreement have been arranged for purposes of convenience in separately titled and numbered sections and subsections corresponding to the titled and numbered sections and subsections contained in ARTICLE 3, ARTICLE 4 and ARTICLE 5 of this Agreement, and which disclosure in any section or paragraph of the relevant disclosure schedule shall qualify the corresponding section or subsection in ARTICLE 3, ARTICLE 4 and ARTICLE 5, as applicable; provided, however, that each section of the disclosure schedules shall be deemed to incorporate by reference information disclosed in any other section of the disclosure schedules to the extent that the application thereof is reasonably apparent on its face that such disclosure is relevant to such section. Capitalized terms used in the disclosure schedules to ARTICLE 3, ARTICLE 4 and ARTICLE 5 and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the disclosure schedules attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the disclosure schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any disclosure schedule is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the disclosure schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

11.07 Amendment and Waiver. Any provision of this Agreement or the disclosure schedules or Exhibits hereto may be amended only in a writing signed by Buyer, the Company and Seller. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, misrepresentation or default.

11.08 Complete Agreement. This Agreement, including the disclosure schedules and Exhibits hereto, the Escrow Agreement and the other documents referred to herein (including the Nondisclosure Agreement) contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11.09 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.10 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

11.11 Consent to Jurisdiction and Service of Process. The Parties to this Agreement submit to the exclusive jurisdiction of the state courts located in the State of Delaware or the courts of the United States located in Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense, in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.03.

11.12 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.12.

11.13 No Third-Party Beneficiaries. No Person other than the Parties hereto shall have any rights, remedies, or benefits under any provision of this Agreement, other than Sections 9.02 and 9.03 (to the extent provided therein).

11.14 Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

11.15 Release. Effective upon the Closing, except with respect to a claim (i) arising out of this Agreement or the other agreements contemplated hereby; or (ii) for indemnification under the Company’s Organizational Documents, so long as such claim for indemnification does not arise out of any matter indemnified under ARTICLE 9 of this Agreement, Seller hereby unconditionally and irrevocably waives, releases and forever discharges each of the Company and its Subsidiaries and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers, and Affiliates (other than Seller) from any and all liabilities of any kind or nature whatsoever arising prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company or its Subsidiaries. Such released liabilities shall include, without limitation, any right to recover against the Company or its Subsidiaries for any indemnification claims made against or paid directly or indirectly by Seller pursuant to ARTICLE 9. Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities arising prior to the Closing Date of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company or its Subsidiaries, except as expressly set forth in this Section 11.15. To the extent permitted by Law, Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims in connection with the release expressly granted by this Section 11.15. Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

*        *        *         *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

COMPANY:

BADLANDS ENERGY, LLC

By:	/s/ Mark D. Johnsrud
Name:	Mark D. Johnsrud
Title:	President, Chief Executive Officer

SELLER:

/s/ Mark D. Johnsrud
MARK D. JOHNSRUD

BUYER:

ROUGH RIDER ACQUISITION, LLC

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Vice President

PARENT:

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Title:	Executive Vice President

Signature Page to Agreement and Plan of Merger